Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

INVESTORS HERITAGE CAPITAL CORPORATION,

AQUARIAN INVESTORS HERITAGE HOLDINGS LLC

and

AQUARIAN INVESTORS HERITAGE ACQUISITION CO.

Dated as of October 27, 2017

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 27, 2017, by and among Investors Heritage Capital Corporation, a Kentucky corporation (the “Company”), Aquarian Investors Heritage Holdings LLC, a Delaware limited liability company (“Parent”) and Aquarian Investors Heritage Acquisition Co., a Kentucky corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, The parties intend that, at the Effective Time, Merger Sub will, in accordance with the Kentucky Business Corporation Act, Kentucky Revised Statutes Section 271B.11 (the “KBCA”), merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company or its Subsidiaries, as applicable, and Key Employees, simultaneously with the execution of this Agreement, are entering into employment agreements, which agreements will be effective upon the Closing, to continue employment with the Company following the Closing;

WHEREAS, the board of directors of the Company (the “Board of Directors”) acting upon the recommendation of a special committee of independent and disinterested directors previously appointed (the “Special Committee”), has unanimously (a) determined that it is fair to and in the best interests of the Company and its shareholders (the “Company Shareholders”) for the Company to enter into this Agreement, (b) adopted the plan of merger set forth in this Agreement and approved the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the consummation of the Merger (the “Transactions”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the KBCA) and (c) resolved to submit this Agreement to the Company’s shareholders and recommend that the Company’s shareholders approve this Agreement and the plan of merger set forth in this Agreement;

WHEREAS, the respective boards of directors (or equivalent governing bodies) of Parent and Merger Sub have (a) determined that it is in the best interests of Parent and Merger Sub, respectively, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement of Parent’s and Merger Sub’s willingness to enter into this Agreement, the Contributing Shareholders (as hereinafter defined), in their respective capacities as certain shareholders of the Company, are entering into a voting agreement (the “Voting Agreement”) with Parent, dated as of the date hereof, pursuant to which, among other things, such shareholders have agreed to vote, in accordance with the terms of such Voting Agreement, all of the shares of the Company Common Stock controlled by such shareholders in favor of the Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain shareholders of the Company (the “Contributing Shareholders”) have entered into a contribution agreement, dated as of the date hereof, in favor of Parent (the “Contribution Agreement”), pursuant to which, subject to the terms and conditions contained therein, the Contributing Shareholders have committed to transfer, contribute and deliver shares of Company Common Stock (the “Contributed Shares”) to Parent immediately prior to the Effective Time in exchange for equity of Parent, and Parent and the Contributing Shareholders intend such transaction to be treated as an exchange described in Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

THE MERGER

Section 1.01     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 271B.11.010 of the KBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the fifth Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing), but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at such time. The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036. Notwithstanding the foregoing, the Closing may take place at such other date, time or place to which Parent and the Company may agree to in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03     Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the Commonwealth of Kentucky Articles of Merger, executed in accordance with, and in such form as is required by, Section 271B.11.050 of the KBCA (the “Articles of Merger”). At or prior to the Closing, the parties shall make all other filings or recordings required under the KBCA in connection with the Merger. The Merger shall become effective upon the due filing of the Articles of Merger with the Secretary of State of the Commonwealth of Kentucky or at such later time as Parent and the Company shall agree and shall specify in the Articles of Merger. The time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.04     Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of Section 271B.11.070 of the KBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable Laws.

Section 1.05     Articles of Incorporation and Bylaws. At the Effective Time, (a) the articles of incorporation of Merger Sub shall be amended so as to read substantially as set forth on Exhibit A, and so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (subject to Section 5.07) and (b) the bylaws of Merger Sub shall be amended so as to read substantially as set forth on Exhibit B, and so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and the articles of incorporation of the Surviving Corporation or by applicable Law (subject to Section 5.07).

Section 1.06     Directors of the Surviving Corporation. The directors of Merger Sub in office immediately prior to the Effective Time and the Company Designated Directors shall be the directors of the Surviving Corporation until the earlier of their resignation, removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07     Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Article II

EFFECT OF THE MERGER ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.01     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) or any shares of capital stock of Parent or Merger Sub:

(a)     Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation.

(b)     Cancellation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Owned by Company Subsidiaries. Each share of Company Common Stock that is
(i) held in the treasury of the Company or (ii) owned by Parent (including the Contributed Shares), in each case, immediately prior to the Effective Time, shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock owned by any direct or indirect wholly owned Subsidiary of the Company shall represent the right to receive the Merger Consideration.

(c)     Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of common stock of the Surviving Corporation in accordance with Section 2.01(b) and any Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive an amount, in cash, equal to $44.75, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and each holder of shares of Company Common Stock held in uncertificated book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b), without interest and subject to any withholding Taxes.

(d)     Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time that are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands payment of the fair value of such shares pursuant to, and complies in all respects with, the provisions of Subtitle 13 of the KBCA (the “Dissenting Shares”, and each shareholder holding Dissenting Shares, a “Dissenting Shareholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such Dissenting Shareholder shall be entitled to receive such consideration (and only such consideration) as may be determined to be due to such Dissenting Shareholder pursuant to Subtitle 13 of the KBCA (and as of the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Shareholder shall cease to have any rights with respect thereto, except the rights set forth in Subtitle 13 of the KBCA), unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost rights to payment under Subtitle 13 of the KBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Shareholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.01(c), subject to any applicable withholding Tax. The Company shall give Parent: (i) prompt notice of any written demands for payment of the fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the KBCA and received by the Company relating to shareholders’ dissenters’ rights under Subtitle 13 of the KBCA; and (ii) the opportunity to participate in and to direct all negotiations and proceedings with respect to demands for payment of fair value under Subtitle 13 of the KBCA. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands for payment or settle or offer to settle any such demands for payment.

Section 2.02     Exchange of Shares.

(a)     Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration required by Section 2.01(c) and, in connection therewith, shall, prior to the Closing Date, enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. The Paying Agent shall, pursuant to an irrevocable instructions, make the payments provided herein. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay, on a timely basis, the aggregate Merger Consideration required by Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). Pending its disbursement to the holders of Company Common Stock, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Any interest and other income from such investments may be paid to Parent at its discretion. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.01(c), Parent shall, or shall cause Merger Sub to, promptly deposit, within five Business Days, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment. The Paying Agent shall be required to hold the Exchange Fund for the benefit of holders of Company Common Stock, and to promptly make the payments to be made by the Paying Agent as provided for in this Article II. The Exchange Fund shall not be used for any purpose not expressly provided for in this Agreement. Nothing contained in this Section 2.02(a) and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration as provided herein.

(b)     Payment Procedures. As soon as reasonably practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each registered holder of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by a Certificate, shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock formerly represented by such Certificates shall pass, only upon delivery of such Certificates to the Paying Agent), and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date, including a customary release of claims by the holder against the Company, the Company Board of Directors, Parent and its Affiliates, including claims arising out of or related to this Agreement and the Transactions, and (ii) instructions for use in effecting the surrender of such Certificate or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or receipt of an “agent’s message” by the Paying Agent or such other evidence of transfer as the Paying Agent may reasonably request in the case of Book-Entry Shares, together with the associated letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration payable for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, without interest, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate so surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. For the avoidance of doubt, payment of the applicable Merger Consideration with respect to each Book-Entry Share shall be made upon delivery by the holder of such Book-Entry Share of a duly executed letter of transmittal in accordance with this Section 2.02(b) and such holder shall not be required to surrender any Certificate. Until surrendered as contemplated by this Section 2.02(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as required by Section 2.01(c), subject to any withholding Taxes and without interest.

(c)     No Further Ownership Rights. The Merger Consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificates or such Book-Entry Shares and, at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, any Certificate is presented to the Surviving Corporation or the Paying Agent for any reason, it shall be canceled and exchanged as provided in this Article II.

(d)     Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Certificates who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of the Merger Consideration that may be payable upon surrender of any Certificates or Book-Entry Shares held by such holders, as determined pursuant to this Agreement, in each case without interest thereon and subject to any applicable withholding Taxes.

(e)     No Liability. Notwithstanding any provision of this Agreement to the contrary, except to the extent otherwise prohibited by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Shares shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate or Book-Entry Shares would otherwise escheat to or become the property of any Governmental Authority), any Merger Consideration in respect of such Certificate or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay and deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate.

(g)     Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations thereunder, or any provision of U.S. state or local or foreign Tax Law. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding or deduction was made.

Section 2.03     Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date hereof and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class or series by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be equitably adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction; provided that nothing in this Section 2.03 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to make pursuant to this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company, on behalf of itself and Subsidiaries, as applicable, represents and warrants to Parent and Merger Sub that, except as (a) set forth in the disclosure letter delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement solely to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection) or (b) disclosed in the Company SEC Documents filed with, or furnished to, the SEC and publicly available prior to the date of this Agreement, other than any information contained in any part entitled “Risk Factors” (or words of similar import) or containing a description or explanation of “Forward-Looking Statements”:

Section 3.01     Organization and Standing; Subsidiaries.

(a)     The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Kentucky. The Company has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the due incorporation and valid existence of the Company) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement a true and complete copy of each of the Company Organizational Documents. The Company is not in violation of the Company Organizational Documents and no Subsidiary of the Company is in violation of any of its organizational documents.

(b)     Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except as would not be material to the Company and its Subsidiaries taken as a whole.

Section 3.02     Capital Stock.

(a)     The authorized capital stock of the Company consists of 4,000,000 shares of Company Common Stock. At the close of business on October 25, 2017 (the “Capitalization Date”): (i) 1,351,881.803 shares of Company Common Stock were issued and outstanding and (ii) 93,515.357 shares of Company Common Stock were held by the Company in its treasury.

(b)     Except as set forth in Section 3.02(a) above, as of the Capitalization Date, the Company has (i) no shares of its capital stock issued or outstanding, and (ii) no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person.

(c)     Section 3.02(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens and material transfer restrictions, except for such Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws. Each outstanding share of capital stock of each Subsidiary of the Company that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company. None of the Subsidiaries of the Company has any outstanding equity compensation plans relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon.

(d)     All dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company or other securities of the Company or any of its Subsidiaries (other than dividends or distributions between wholly owned Subsidiaries of the Company) that have been declared or authorized prior to the date hereof have been paid in full.

(e)     As of the date of this Agreement, (i) the Company and its Subsidiaries have no material indebtedness for borrowed money and (ii) there are no outstanding material letters of credit, bankers’ acceptance financing or similar instruments issued for the benefit of the Company or any of its Subsidiaries.

Section 3.03     Authority; Board Action.

(a)     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, have been duly and validly authorized by all necessary corporate action (including the approval of the Company Board of Directors), and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the consummation of the Merger, the adoption of this Agreement by the Company Required Vote). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)     As of the date of this Agreement, the Company Board of Directors, acting upon the recommendation of the Special Committee, has unanimously (i) approved, and declared advisable, the execution, delivery and performance of this Agreement and the consummation of the Transactions, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its shareholders, (iii) directed that this Agreement be submitted to the Company Shareholders for adoption and (iv) recommended that the Company Shareholders adopt this Agreement and the Transactions (such recommendation, the “Company Board Recommendation”), at the Company Shareholders Meeting, if required to be held pursuant to the terms of this Agreement. The only vote of the shareholders of the Company required to adopt this Agreement and approve the Transactions is the Company Required Vote.

Section 3.04     No Conflict; Required Filings and Consents.

(a)     The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the Transactions will not, (i) conflict with or violate any provision of the Company Organizational Documents, or the equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 3.04(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 4.04(a), conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) compliance with applicable requirements of the Exchange Act, including the filing with the SEC of a proxy statement relating to the Company Shareholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (ii) compliance with the rules and regulations of the OTC Markets Group, Inc. (the “OTCMKTS”), (iii) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 3.04(b) of the Company Disclosure Letter, (iv) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Kentucky and (v) compliance with any applicable international, federal or state securities or “blue sky” Laws.

Section 3.05     Voting Requirements. The adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders’ Meeting or any adjournment or postponement thereof (the “Company Required Vote”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.

Section 3.06     Company SEC Documents; Undisclosed Liabilities; Internal Controls.

(a)     The Company has timely filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Company SEC Documents”) and has paid all fees and assessments due and payable in connection therewith. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to Company SEC Documents. None of the Subsidiaries of the Company is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)     The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments). The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements.

(c)     Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2016, included in the Company SEC Documents, (ii) incurred after December 31, 2016, in the ordinary course of business, (iii) as provided by this Agreement or otherwise incurred in connection with the Transactions in compliance with the terms of this Agreement or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)     The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the SEC promulgated thereunder (collectively, the “Sarbanes-Oxley Act”) that are applicable to the Company and (ii) the rules and regulations of the OTCMKTS that are applicable to the Company. With respect to each Company SEC Document on Form 10-K or 10-Q, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such Company SEC Documents.

(e)     No material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that have not been disclosed in the Company SEC Documents as filed with or furnished to the SEC prior to the date of this Agreement. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company, as appropriate, to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board of Directors, (A) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided or made available to Parent correct and complete copies of any such disclosure contemplated by clauses (A) and (B) of the immediately preceding sentence made by management to the Company’s independent auditors and the audit committee of the Company Board of Directors since December 31, 2016.

(f)     Since March 31, 2015, (i) neither the Company nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(g)     There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act, to which the Company or any of its Subsidiaries is a party.

Section 3.07     Absence of Certain Changes. Since December 31, 2016, (a) through the date of this Agreement (i) except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of clause (i), (ii), (v), (vi), (vii), (viii), (xiii), (xiv), (xv) or (xvi) of Section 5.01(a) had the restrictions thereunder been in effect since December 31, 2016, and (b) there has not been any event, circumstance, development, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08     Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no Action pending or, to the Knowledge of the Company, threatened, or any outstanding injunction, order, judgment, ruling, decree or writ imposed against or upon the Company or any of its Subsidiaries, their respective businesses, assets, properties or rights, or any current or former director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.

Section 3.09     Compliance with Laws; Permits. The Company and each of its Subsidiaries is and, since March 31, 2015 has been, in compliance in all material respects with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any Laws and Orders applicable to the Company and its Subsidiaries and any of their respective businesses, assets, properties or rights. The Company and each of its Subsidiaries hold, and since March 31, 2015, has held, all material licenses, franchises, permits, certificates, approvals and authorizations and registrations from Governmental Authorities (collectively, “Permits”) necessary to own lease and operate their respective assets and necessary for the lawful conduct of their respective businesses, each such Permit is in full force and effect and none of the Company or any of its Subsidiaries is in default or material violation of any such Permit. As of the date of this Agreement, no material suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened.

Section 3.10     Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)     The Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete.

(b)     All Taxes of the Company and each of its Subsidiaries that are due (whether or not shown as due on a Tax Return) have been fully and timely paid.

(c)     The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to information reporting and the collection, withholding and remittance of Taxes. The Company and each of its Subsidiaries has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under Tax law in connection with amounts paid or owing to any Employee, Service Provider, creditor, shareholder or other third party. The Company has timely collected all sales, use and value added Taxes required to be collected by it, and the Company has timely remitted all such Taxes to the appropriate Taxing Authorities.

(d)     No Taxes of or with respect to the Company or any of its Subsidiaries are being contested as of the date hereof, and there is no judicial, administrative or arbitral actions, litigation, arbitration, suit or proceeding, claim, cause of action, audit, review, inquiry, assessment, hearing, complaint, demand, examination, or investigation pending, proposed (tentatively or definitely), contemplated against or asserted or threatened by any Taxing Authority with respect to the Company or any of its Subsidiaries. No issue has been raised by any Taxing Authority with respect to any Taxes of the Company or any of its Subsidiaries.

(e)     There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(f)     Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(g)     No deficiency for any Tax has been asserted or assessed by any Taxing Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn.

(h)     Neither the Company nor any of its Subsidiaries has currently in effect any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to an assessment, collection or deficiency for Taxes.

(i)     Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)     No claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, other than any such claims that have been resolved.

(k)     Neither the Company nor any of its Subsidiaries is a party to, is subject to, bound by or has any obligation under any Contract or agreement relating to the sharing, allocation, reimbursement or payment of, or indemnity for, any Taxes or similar agreement, arrangement or understanding, whether written or otherwise.

(l)     Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing or any election under Section 108(i) of the Code.

(m)     Neither the Company nor any of its Subsidiaries has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company or any Subsidiary is or was the common parent, and neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise.

Section 3.11     Employee Benefits.

(a)     Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, other than any document that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the IRS or similar reports required to be filed with any Governmental Authority and the three most recent actuarial valuations or similar reports, (iii) the most recent IRS determination or opinion letter issued in respect of the Company Plan, (iv) the current prospectus and summary plan description and any summary of material modifications, (v) all current administrative and other service contracts, and amendments thereto, (vi) each insurance or group annuity contract or other funding vehicle, (vii) all current employee handbooks, manuals and policies of any of the Company and its Subsidiaries and (viii) all material records, notices and filings concerning open, pending or threatened IRS or Department of Labor audits or investigations and/or corrective measures taken with respect thereto.

(b)     Each Company Plan has been established, operated, maintained, funded and administered in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, in all material respects. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the IRS to that effect and, to the Knowledge of the Company, no circumstances or events have occurred that could reasonably be expected to cause the loss of or adversely and materially affect such qualified status. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Plan, the assets thereof, any trust related thereto or any sponsor, administrator or fiduciary thereof, and no audit or other proceeding by a Governmental Authority is pending or, to the Knowledge of the Company, threatened or anticipated with respect to such Company Plan.

(c)     With respect to each Company Plan, (i) no material prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty has occurred, (ii) none of the assets of the Company, any Subsidiary thereof or any Commonly Controlled Entity is, or may reasonably be expected to become, the subject of any material lien arising under ERISA or the Code and (iii) all material contributions required to be made with respect thereto (whether pursuant to the terms of such Company Plan or by applicable Law) have been made.

(d)     No Company Plan is, and none of the Company, any Subsidiary thereof or any Commonly Controlled Entity sponsors, maintains, contributes to, has any obligation to contribute to (or has in the last six (6) years maintained, sponsored, contributed to or been obligated to contribute to), or otherwise has any obligation or liability (fixed or contingent) with respect to: (i) a “multiemployer plan” (as defined in 4001(a)(3) of ERISA); (ii) a pension plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e)     No material liability under Title IV of ERISA has been incurred by the Company or any Commonly Controlled Entity that has not been satisfied in full and, to the Knowledge of the Company, no condition exists that presents a material risk to the Company of incurring a liability under such Title other than for the payment of insurance premiums to the Pension Benefit Guaranty Corporation. Without limiting the foregoing, (i) no Company Plan has failed to meet the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) the Pension Benefit Guaranty Corporation has not instituted or threatened to commence proceedings under Section 4042 of ERISA to terminate, or to cause a lien to be imposed in respect of, any Company Plan and (iii) no condition exists, to the Knowledge of the Company, that presents a material risk that such proceedings will be instituted. With respect to any Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, there has been no material change in pension funding status since December 31, 2016.

(f)     Neither the transactions contemplated by Section 5.09(e) nor the implementation of the procedures for voting Company Common Stock set forth in any Company Plan that holds Company Common Stock will give rise to any violation of the provisions of Part 4 of Subtitle B of Title I of ERISA.

(g)     No Company Plan provides post-employment health, medical or life insurance or other welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other applicable Law or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(h)     Except as described in Section 5.09(e) hereof, neither the execution of this Agreement nor the consummation of the Transactions, either alone or in combination with another event (contingent or otherwise), will (i) accelerate the time of payment or vesting, or increase the amount of compensation payable or otherwise enhance the benefits provided by the Company or any of its Subsidiaries (including any bonus, retention, severance retirement or job security payment or benefit) to any of their respective current or former directors, officers, consultants, employees or other service providers, (ii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iii) entitle any current or former directors, officers, consultants, employees or other service providers of the Company or any of its Subsidiaries to any compensatory payment or benefit, (iv) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time, or (v) be reasonably expected to result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state or local Tax Law).

(i)     There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party which requires the Company or such Subsidiary to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code. No material amount of compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or any of its Subsidiaries as a result of the operation of Section 409A of the Code.

Section 3.12     Labor Matters.

(a)     The Company does not employ, and has not previously employed, any Person and no independent contractor performs services for, or has previously performed services for, the Company.

(b)     Section 3.12(b) of the Company Disclosure Letter sets forth a true and complete list of each Person employed by any of the Company’s Subsidiaries as of the date hereof, and for each stating such Person’s (i) name, (ii) job title, (iii) date of hire, (iv) employing entity, (v) salary, bonus and target incentive compensation, if applicable, or other rate of pay, (vi) active or leave status (and, if on leave, the nature of the leave and the expected return date), and (vii) visa status.

(c)     Except for (i) insurance producers/agents, and (ii) Persons receiving annually less than $55,000, Section 3.12(c) of the Company Disclosure Letter sets forth a true and complete list of each Person providing services to any of the Company’s Subsidiaries as an independent contractor as of the date hereof, and for each stating such Person’s (i) name, (ii) dates of any agreements entered into relating to such services, (iii) the entity engaging the services, and (iv) rate of pay.

(d)     Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, labor agreement or any other labor-related agreement or arrangement with any labor union or similar organization; there are no collective bargaining agreements, labor agreements or any other labor-related agreements or arrangements that pertain to any of the employees of any of the Company’s Subsidiaries; and no employees of any of the Company’s Subsidiaries are represented by any labor union or similar organization with respect to their employment with any of the Company’s Subsidiaries.

(e)     No labor union, labor organization or group of employees of any of the Company’s Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there have been no labor union organizing activities with respect to any employees of any of the Company’s Subsidiaries.

(f)     The Company and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, rules and regulations respecting employment and employment practices, including, without limitation, all laws, statutes, rules and regulations respecting terms and conditions of employment, wages and hours, immigration, pay equity, employment discrimination, employee leave issues, health and safety, disability rights or benefits, equal opportunity, affirmative action, workers’ compensation and unemployment insurance. All individuals who are performing, and for the five (5) year period preceding Closing have performed, services for any of the Company’s Subsidiaries while classified as independent contractors have been properly so classified for all purposes (including under any Company Plan). All employees of any of the Company’s Subsidiaries classified as “exempt” under the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq., and applicable state wage and hour laws are, and for the five (5) year period preceding Closing have been, properly classified as “exempt.”

(g)     To the Knowledge of the Company, no employee or independent contractor of any of the Company’s Subsidiaries is in violation in any material respect of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to another Person relating (A) to the right of any such employee or independent contractor to be employed by or perform services for any of the Company’s Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(h)     The Company’s Subsidiaries are not delinquent in payments to any employees, former employees, independent contractors or former independent contractors for any services or amounts required to be reimbursed or otherwise paid.

(i)     To the Knowledge of the Company, no current employee of any of its Subsidiaries, who is above the level of vice president or who has an annual gross salary above $55,000, intends to terminate his or her employment. To the Knowledge of the Company, no independent contractor of any of its Subsidiaries, who has received payment from the Company and its Subsidiaries in excess of $55,000 in the last year, intends to terminate the services he or she renders to the Company or its Subsidiaries.

Section 3.13     Environmental Matters. The Company and each of its Subsidiaries are and at all times have been in compliance, in all material respects, with all Laws and Orders relating to human health and safety, pollution or the protection of the environment or natural resources or contaminants, pollutants or hazardous or toxic substances, including petroleum or petroleum-derived fuels (collectively, “Environmental Laws”) applicable to the Company and its Subsidiaries. The Company and its Subsidiaries hold and comply, in all material respects, with all Permits that are required under applicable Environmental Laws for the lawful conduct of their respective businesses as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received any written notice of, or to the Knowledge of the Company is the subject of, any investigation or Action by any Person asserting an obligation on the part of the Company or any of its Subsidiaries to conduct investigations or clean-up activities under Environmental Laws, alleging noncompliance by the Company or any of its Subsidiaries with any Environmental Law or alleging liability of the Company or any of its Subsidiaries under any Environmental Law, (ii) there have been no releases, spills or disposals of contaminants, pollutants or hazardous or toxic substances, including petroleum or petroleum-derived fuels, on or at any of the real property currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries, that would reasonably require investigation or remediation pursuant to applicable Environmental Law or pose a reasonable risk of liability pursuant to Environmental Law and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or Permits required under Environmental Law (including any such liability or obligation retained or assumed by contract or by operation of law).

Section 3.14     Intellectual Property.

(a)     Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of all the following Company Intellectual Property: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and applications therefor and unregistered Trademarks that are material to the Company or any of its Subsidiaries; (iii) registered copyrights, and (iv) internet domain names and social media accounts registered in the name of the Company or any of its Subsidiaries, including for each item listed in clauses (i) through (iii), as applicable, the owner, the jurisdiction, the application/serial number, the Patent/registration number, the filing date, and the issuance/registration date, and for each item listed in clause (iv), the registrant, the registrar, and the expiration date. All of the foregoing registered Company Intellectual Property is valid, subsisting and enforceable in accordance with applicable Law, and has not been cancelled, expired or abandoned. The Business Intellectual Property constitutes all Intellectual Property necessary and sufficient for the conduct of the businesses of the Company and its Subsidiaries as presently conducted in all material respects. The Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens, other than Permitted Liens.

(b)     To the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries and the Company Products or Services have not infringed and do not infringe upon, misappropriate, conflict with, or otherwise violate the Intellectual Property rights of any Person. Neither the Company nor any of its Subsidiaries has received any written invitation to license, cease and desist or equivalent letter or notice since March 31, 2015 from any Person, and there are no pending Actions against the Company or any of its Subsidiaries, (A) asserting that the conduct of the businesses of the Company or any of its Subsidiaries infringes, misappropriates, conflicts with or otherwise violates the Intellectual Property rights of any Person, or (B) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of the Company or any of its Subsidiaries with respect to, any Company Intellectual Property.

(c)     To the Knowledge of the Company, no Person is infringing, misappropriating, conflicting with or otherwise violating any Company Intellectual Property. Neither the Company nor any of its Subsidiaries has sent any written notice, since March 31, 2015, to any Person, and there are no pending Actions by the Company or any of its Subsidiaries, (A) asserting any infringement, misappropriation, conflict with or other violation of any Company Intellectual Property.

(d)     Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any Order restricting the rights of the Company or its Subsidiaries with respect to any of the Company Intellectual Property, or restricting the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to accommodate a Person’s rights to Intellectual Property.

(e)     The Company and its Subsidiaries have used commercially reasonable efforts to protect the confidentiality of all Trade Secrets owned or held by the Company and its Subsidiaries. The Company and its Subsidiaries have not entered into any material Contracts with any Person requiring, upon the absence or occurrence of an event or default, the disclosure or license of any Source Code included in the Company Intellectual Property. To the Knowledge of the Company, there has not been any disclosure of or access to any material Trade Secret of the Company and its Subsidiaries to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(f)     To the Knowledge of the Company, no Open Source Materials have been modified or distributed by or on behalf of Company or any of its Subsidiaries in such a manner as would require the Company or any of its Subsidiaries to (a) publicly make available any Source Code that is part of the Company Intellectual Property, (b) license, distribute, or make available any Source Code for the purpose of reverse engineering or making derivative works of such Source Code, or to permit any other Person to perform such actions, or (c) be restricted or limited from charging for distribution of any Company Products or Services or any other Software that is part of the Company Intellectual Property.

(g)     The consummation of the Transactions will not, either alone or in combination with another event, result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any of its Subsidiaries’ right to own, use, or hold for use any of the Business Intellectual Property as owned, used, or held for use (including for defensive purposes) in the conduct of their respective businesses.

(h)     All Information Technology Systems and Business Intellectual Property (and all parts thereof) operate and perform in all material respects as required by the Company and its Subsidiaries, have not materially malfunctioned or failed since March 31, 2015, and, to the Knowledge of the Company, are free of (i) any critical defects, including any critical error or critical omission in the processing of any transactions and (ii) any Malicious Code. The Company and its Subsidiaries take and have taken reasonable steps intended to ensure that the Information Technology Systems used in connection with the operation of the business of the Company and its Subsidiaries are free from Malicious Code. The Company and its Subsidiaries have disaster recovery plans, procedures and facilities that are consistent with commercially reasonable practices of the industry of the Company, and take and have taken all commercially reasonable steps to safeguard and back-up at secure off-site locations the Information Technology Systems.

(i)     The Company and its Subsidiaries have established and maintained commercially reasonable administrative, technical, organizational, and physical safeguards designed to protect the security, integrity, confidentiality, and availability of all Information Technology Systems and confidential information, including Personal Information, operated or held by or on behalf of the Company or any of its Subsidiaries. To the Knowledge of the Company, since March 31, 2015, there has not been any material unauthorized acquisition or access to, or unauthorized use, disclosure or alteration of, any such information technology systems or confidential information.

(j)     The Company and its Subsidiaries have established and maintained commercially reasonable privacy policies that comply, in all material respects, with applicable Laws and have, since March 31, 2015, materially complied with, including obtaining necessary consents required by, applicable Laws, as well as their own rules, policies, procedures, and written public statements relating to privacy, data protection, and the collection, retention, protection, and use of Personal Information collected, used, or held for use by, or transferred by or to, the Company or any of its Subsidiaries (“Privacy Laws”). No Actions have been asserted or threatened against the Company or any of its Subsidiaries alleging a violation of any Privacy Laws or any Person’s privacy or Personal Information or data rights and, to the Knowledge of the Company, there does not exist any colorable basis therefor. The consummation of the Transactions, either alone or in combination with another event (contingent or otherwise), will not breach or otherwise cause a violation of applicable Law or applicable Company or Subsidiary rule, policy, procedure or written public statement related to privacy, data protection, or the collection, retention, protection, and use of Personal Information collected, used, or held for use by or on behalf of the Company or any of its Subsidiaries.

Section 3.15     Insurance Reports.

(a)     Since March 31, 2015, IHLIC has timely filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate Insurance Regulator of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “Company SAP Statements”). The financial statements included in the Company SAP Statements were (or, with respect to filings made after the date hereof, will be) prepared in conformity in all material respects with SAP, in each case, consistently applied for the periods covered thereby and fairly present in all material respects IHLIC’s statutory financial position as of the respective dates thereof and the results of operations and cash flows of IHLIC for the respective periods then ended and no material deficiency has been asserted by any Governmental Authority with respect to any Company SAP Statements that has not been resolved prior to the date hereof. As of their respective filing dates, the Company SAP Statements complied, in all material respects, with, to the extent in effect at the time of filing or submission, the applicable requirements of all applicable federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of Insurance Regulators (collectively, the “Insurance Laws”).

(b)     The reserves for benefits, losses (including incurred but not reported losses and losses in course of settlement), claims, expenses and unearned premium arising under or in connection with the Insurance Contracts (collectively, “Insurance Reserves”) contained in the Company SAP Statements (i) were based on assumptions and methodologies that were in accordance with or more conservative than those called for in the provisions of the relevant Insurance Contracts, (ii) were determined in accordance with generally accepted actuarial standards consistently applied throughout the specified period and the immediately prior period, (iii) are fairly stated in accordance with sound actuarial principles and SAP and (iv) satisfied the requirements of all applicable Laws with respect to the establishment of reserves and are at least as great as the minimum aggregate amounts required by applicable Law. The Company does not make any representation or warranty in this Section 3.15(b) or in any other provision of this Agreement to the effect that the Insurance Reserves will be sufficient or adequate for the purposes for which they were established or that such Insurance Reserves may not develop adversely or, subject to Section 3.17, that the reinsurance recoverables taken into account in determining the amount of the Insurance Reserves will be collectible.

Section 3.16     Insurance Business.

(a)     The Insurance Contracts, and related marketing materials are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the applicable Insurance Regulator or, to the extent required by applicable Laws, have been filed with and not objected to by such Insurance Regulator within the period provided for objection, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)     The information and data furnished by IHLIC to the outside actuary of Parent were accurate in all material respects.

(c)     Since March 31, 2015 through the date hereof, neither the Company nor IHLIC has received any supervisory letter from, or adopted any policy, procedure or board or shareholder resolution at the request of, any Governmental Authority that restricts the conduct of its business or that gives rise to any capital maintenance obligations.

(d)     Except to the extent prohibited by applicable Law, the Company has made available to Parent true and complete copies of (i) any reports on financial examination (including draft reports where final reports are not yet available) and (ii) any reports on market conduct examination (including draft reports where final reports are not yet available), in the case of each of (i) and (ii) delivered by any Insurance Regulator in respect of IHLIC since March 31, 2015 through the date hereof.

(e)     IHLIC is not the subject of any voluntary or involuntary supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar action or proceeding, and no such action or proceeding is overtly threatened.

(f)     Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, as of the date hereof, no material claim or assessment is pending or overtly threatened against IHLIC by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

(g)     Other than IHLIC, neither the Company nor any of its Subsidiaries conducts or has conducted the business of insurance or reinsurance in any respect. IHLIC is not “commercially domiciled” under the Laws of any jurisdiction.

(h)     IHLIC is and has been a life insurance company under Section 816(a) of the Code and subject to United States federal income taxation under Section 801 of the Code, and IHLIC has no “policyholders surplus accounts” within the meaning of Section 815 of the Code that has a positive balance.

(i)     IHLIC has complied in all material respects with all applicable requirements under the Code with respect to the Insurance Contracts issued, assumed, entered into, reinsured or sold by such Person, including reporting, withholding and disclosure requirements, and has reported all distributions under such Insurance Contracts substantially in accordance with the Tax laws relevant to such Insurance Contracts (including but not limited to the requirements of Sections 72, 101, 401 through 409A, 412, 415, 417, 817, 7702, and 7702A of the Code and any Treasury Regulations and administrative guidance issued thereunder).

(j)     Each hardware, software and other product used by IHLIC to maintain such Insurance Contracts’ qualification for Tax treatment under the Code for which such policies, plans or contracts purported to qualify at the time of their issuance or purchase has been properly designed and implemented to maintain such qualification.

(k)     There are no currently pending U.S. federal, state, local or foreign audits or other administrative or judicial proceedings against IHLIC with regard to the Tax treatment of any Insurance Contract.

(l)     Each Insurance Contract provides, and since the date of issuance of such Insurance Contract has provided, the purchaser, policyholder, account holder, other holder or intended beneficiary thereof with Tax treatment under the Code that in all material respects is the same as or more favorable than the Tax treatment (i) that was purported to apply in materials provided at the time of issuance, assumption, exchange, modification or purchase or (ii) for which such policies or contracts were intended or reasonably expected to qualify under the Code at the time of issuance, assumption, exchange, modification or purchase.

(m)     No Insurance Contract constitutes a “modified endowment contract” under Section 7702A of the Code except where the holder of the contract was timely notified in writing upon its issuance, assumption, exchange or modification of its status as a “modified endowment contract” under Section 7702A.

(n)     Since January 1, 2010, IHLIC has not requested relief from the IRS concerning the qualification of any Insurance Contract under, or in compliance with, the Code and the Treasury Regulations promulgated thereunder, and the IRS has not asserted in writing that any such policy or contract fails to so qualify or comply. IHLIC has not requested relief from the IRS concerning the treatment of any life insurance policy issued by such Person as a modified endowment contract within the meaning of Section 7702A of the Code, and the IRS has not asserted in writing that any such policy not known or intended to be a modified endowment contract is a modified endowment contract.

(o)     IHLIC has not entered into any closing agreements with the IRS concerning the Insurance Contracts.

Section 3.17     Distributors.

(a)     Each of IHLIC, each of the Affiliated Distributors and to the Knowledge of the Company, each of their respective Independent Distributors are and have been since March 31, 2015, in connection with the Insurance Contracts, in compliance in all material respects with all applicable Laws regulating the marketing and sale of insurance policies and annuity contracts, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 3.17(a), (i) “advertisement” means any material designed to create public interest in life insurance policies and annuity contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract and (ii) “replacement transaction” means a transaction in which a new life insurance policy or annuity contract is to be purchased by a prospective insured and the proposing producer knows or should know that one or more existing life insurance policies or annuity contracts will lapse, or will be forfeited, surrendered, reduced in value or pledged as collateral.

(b)     Since March 31, 2015 (i) each Affiliated Distributor and, to the Knowledge of the Company, each Independent Distributor, at the time that such Distributor wrote, sold or produced any Insurance Contract, was duly licensed, authorized and appointed (for the type of business written, sold or produced by such distributor) in the particular jurisdiction in which such distributor wrote, sold or produced such business, and no such distributor violated any term or provision of applicable Law in any material respect relating to the writing, sale or production of such business in any material respect, (ii) no Affiliated Distributor and no Independent Distributor has breached the terms of any agency or broker Contract with IHLIC or any of its Affiliates in any material respect or violated any applicable Law or policy of IHLIC or any such Affiliate in any material respect in the solicitation, negotiation, writing, sale or production of such business in any material respect and (iii) no Affiliated Distributor and no Independent Distributor has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation in any material respect of any applicable Law in connection with such Distributor’s actions in his, her or its capacity as a Distributor for the Insurance Contracts, and there exists no enforcement or disciplinary proceeding alleging any such violation.

Section 3.18     Agreements with Insurance Regulators.(a) Except as required by applicable Insurance Laws and the insurance and reinsurance Permits maintained by IHLIC, there is no (i) written agreement, memorandum of understanding, commitment letter or similar undertaking with any Insurance Regulator that is binding on IHLIC, or (ii) order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator that is binding on IHLIC and (b) IHLIC has adopted no board resolution at the request of any Insurance Regulator, in the case of each of clauses (a) and (b), that (A) limits in any material respect the ability of IHLIC to issue or enter into Reinsurance Contracts or other reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements, (B) requires the divestiture of any material investment of IHLIC, (C) limits in any material respect the ability of IHLIC to pay dividends or (D) requires any material investment of IHLIC to be treated as a non-admitted asset.

Section 3.19     Reinsurance. IHLIC has appropriately taken credit in its Company SAP Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangements (the “Reinsurance Contracts”) to which it is a party. Neither IHLIC nor any counterparty to any Reinsurance Contract is (with or without notice or lapse of time or both) in default or material breach under the terms of such Reinsurance Contract. As of the date hereof, (a) neither IHLIC nor, to the Knowledge of the Company, any reinsurer under any Reinsurance Contract is insolvent, or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated and (b) no written notice of intended cancellation has been received by IHLIC from any such reinsurer, and there are no material disputes under any Reinsurance Contract.

Section 3.20     Investment Assets.

(a)     The Company has provided Parent with a true and complete list of all bonds, stocks, mortgage loans and other investments that were carried on the books and records of IHLIC as of December 31, 2016 (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by IHLIC between such date and the date of this Agreement, the “Investment Assets”). Except for Investment Assets sold in the ordinary course of business, in compliance with the Investment Guidelines or as permitted or otherwise contemplated by this Agreement, IHLIC has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Liens. A copy of the IHLIC’s policies with respect to the investment of the Investment Assets is set forth in Section 3.20(a) of the Company Disclosure Letter (the “Investment Guidelines”), and the composition of the Investment Assets complies in all material respects with, and IHLIC has complied in all material respects with, the Investment Guidelines. None of the Company or any of its Subsidiaries engages or has engaged in the origination of residential mortgage loans.

(b)     IHLIC has no material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets and there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which IHLIC may be subject upon or after the Closing.

Section 3.21     Rights Agreement; Anti-Takeover Provisions. The Company is not party to any shareholder rights agreement, “poison pill,” voting trust or similar anti-takeover agreement or plan. No Takeover Statute is applicable to the execution, delivery or performance of this Agreement or the Transactions.

Section 3.22     Proxy Statement. Subject to the last sentence of this Section 3.22, the Proxy Statement to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time when it is filed with the SEC or first mailed to the stockholders of the Company, as the case may be, or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects as of the date of its first use with the requirements of the Exchange Act. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference therein.

Section 3.23     Material Contracts.

(a)     Except for (x) this Agreement, (y) each Company Plan and (z) the contracts filed as exhibits to the Company SEC Documents, Section 3.23(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans) that:

(i)     are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)      with respect to a joint venture, partnership or other similar agreement or arrangement, relate to the formation or management of any such partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii)     provide for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $100,000, other than any Indebtedness between or among any of the Company and any of its Subsidiaries;

(iv)     any investment advisory Contract or any other Contract relating to investment management, investment advisory or subadvisory services to which IHLIC is a party and which involves annual fee revenue in excess of $100,000 per year;

(v)     have been entered into since March 31, 2015, and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business, in each case, for aggregate consideration under such Contract in excess of $500,000 (excluding, for the avoidance of doubt, acquisitions or dispositions of investments made pursuant to the Investment Guidelines, or of supplies, products, properties or other assets in the ordinary course of business or of supplies, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries);

(vi)     prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibit the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibit the issuance of any guarantee by the Company or any wholly owned Subsidiary of the Company;

(vii)      are with any financial advisor of the Company or any of its Subsidiaries relating to the Transactions;

(viii)     contain provisions that prohibit the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from competing in any material line of business or grant a right of exclusivity to any Person which prevents the Company or any Subsidiary or Affiliate of the Company from entering any material territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;

(ix)     pursuant to which the Company or any of its Subsidiaries (A) is granted or obtains any right to use any material Intellectual Property (other than Contracts granting rights to use common or industry standard commercially available business infrastructure and administrative software (e.g., database, enterprise resource planning, business management planning, desktop and similar software) and commercially available, off-the-shelf software (including “shrink-wrap” or “click-wrap” agreements)), or (B) grants a license to, or option to acquire, any Intellectual Property owned by the Company or any of its Subsidiaries that is material to the conduct of the businesses of the Company and its Subsidiaries as currently conducted (excluding licenses granted to third parties in the ordinary course of business);

(x)     involve or would reasonably be expected to involve aggregate payments or receipts by or to it and/or its Subsidiaries in excess of $100,000 in any twelve-month period, other than those terminable on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty (excluding insurance policies, reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements);

(xi)     include an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $200,000; or

(xii)     would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the Transactions or Parent’s ability to own and/or conduct the business of the Company or any of its Subsidiaries after the Effective Time.

(b)     (i) The Company has previously made available true and complete copies of each Material Contract as of the date of this Agreement, (ii) each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not reasonably be expected to have a Material Adverse Effect, (iii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect, (iv) neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not reasonably be expected to have a Material Adverse Effect and (v) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.24     Real Properties.

(a)     Owned Real Property.

(i)     Neither the Company nor any of its Subsidiaries own and since March 31, 2015 have owned, any real property other than (A) the real property set forth in Section 3.24(a) of the Company Disclosure Letter and used and occupied solely by the Company and its Subsidiaries as the corporate headquarters of the Company; and (B) the real property acquired or held for investment purposes in the ordinary course of business, which was not in violation of any Investment Guidelines applicable to the Company or its Subsidiaries at the time of the acquisition thereof (collectively, the real properties identified in clauses (A) and (B) hereof, the “Owned Real Properties” and each, an “Owned Real Property”).

(ii)     Neither the Company nor any of its Subsidiaries has (A) entered into a contract or agreement to sell, lease, transfer or convey any Owned Real Property or (B) entered into a contract or agreement to acquire or purchase in fee or by ground lease all or any part of a real property.

(iii)     The Company has made available to Parent, true and complete copies of all title policies and surveys with respect to each Owned Real Property in the possession of the Company or any of its Subsidiaries.

(iv)     All Owned Real Property is, to the Knowledge of the Company, in good condition and repair, reasonable wear and tear excepted, and adequate and fit for occupancy and use in accordance with past practice, in each case, in all material respects.

(v)     Each of the Company and its Subsidiaries has good and marketable title to the Owned Real Properties owned by them, free and clear of all Liens other than Permitted Liens. To the Knowledge of the Company, none of the Company and its Subsidiaries, in their capacity as registered owners, beneficial owners, landlords or occupants, is (A) in default under any agreement affecting such real property or (B) in default under any applicable Law relating to such Owned Real Property.

(vi)     There is no pending or, to the Knowledge of the Company, threatened proceeding regarding condemnation or other eminent domain proceeding affecting any Owned Real Property or any sale or other disposition of any real property in lieu of condemnation. None of the Company and its Subsidiaries has knowledge, or received any notice, of any default under any of the covenants, easements or restrictions or agreements affecting or encumbering any Owned Real Property or any portion thereof.

(vii)     No casualty has occurred with respect to any Owned Real Property which has not been repaired in full. The Owned Real Property is occupied and utilized by the Company and its Subsidiaries under valid and current certificates of occupancy, permits, or licenses to the extent required by applicable Law and the use of the Owned Real Property by the Company or any of its Subsidiaries does not conflict in any material respect with applicable Laws.

(b)     Leased Real Properties.

(i)     All real property leases, subleases, licenses or other agreements or occupancy rights and all amendments and modifications thereto (whether written or oral) (the “Real Property Leases”) (A) under which the Company or any of its Subsidiaries, as tenant, subtenant, lessee, sublessee, licensee or occupant has the right to occupy real property are set forth on Section 3.24(b)(i)(A) of the Company Disclosure Letter (the “Lessee Real Property Leases”) and (B) under which the Company or any of its Subsidiaries, as landlord, sublandlord, lessor, sublessor or licensor, has leased, subleased or licensed to any Person are set forth on Section 3.24(b)(i)(B) of the Company Disclosure Letter.

(ii)     Section 3.24(b)(ii) of the Company Disclosure Letter contains a true and complete list of the lessee and lessor under each Real Property Lease, the term of each Real Property Lease, the square footage of the premises demised by each Real Property Lease, the current rental rate of each Real Property Lease and the address of the premises (the “Leased Real Property”) that is the subject of each such Real Property Lease. Each Real Property Lease is in full force and effect and is a legal, valid and binding obligation of each of the Company and its Subsidiaries that is a party thereto subject to the Bankruptcy and Equity Exception.

(iii)     The Company or any of its Subsidiaries, as applicable, has a good and valid leasehold interest with respect to each Lessee Real Property Lease in accordance with the terms of such Lessee Real Property Leases, free and clear of all Liens (other than Permitted Liens).

(iv)     None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party is in breach of or default under any Real Property Lease, and neither entering into this Agreement nor consummating the Transactions will require the consent of any party to a Real Property Lease or cause a breach of or default under any Real Property Lease. The Company has made available to Parent a true and complete copy of each Real Property Lease.

(v)     No casualty has occurred with respect to any Leased Real Property which has not been repaired in full. The Leased Real Property is occupied and utilized by the Company and its Subsidiaries under valid and current certificates of occupancy, permits, or licenses to the extent required by applicable Law and the use of the Leased Real Property by the Company and its Subsidiaries does not conflict in any material respect with applicable Laws.

Section 3.25     Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries of which the Company or any of its Subsidiaries is the beneficiary are in full force and effect and all premiums due and payable thereon have been paid and (b) neither the Company nor any of its Subsidiaries is in breach or default of any of the insurance policies or has taken any action or failed to take any action which, with notice or lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies.

Section 3.26     Related Party Transactions. Since March 31, 2015, there have been no transactions or Contracts, and there currently are no proposed transactions or Contracts, between the Company and any of its Subsidiaries, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, of a type that would be required to be, but has not been, disclosed under Item 404 of Regulation S-K of the SEC (such transactions, “Related Party Transactions”).

Section 3.27     Opinions of Financial Advisors. The Special Committee has received the opinion of Stout Risius Ross, LLC (“Stout”) to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock is fair from a financial point of view to such holders. It is agreed and understood that such opinion is for the benefit of the Special Committee and Company Board of Directors and may not be relied on by Parent or Merger Sub. A copy of such opinion will promptly be provided to Parent, for informational purposes, following receipt thereof by the Company.

Section 3.28     Brokers and Other Advisors. Except for Stout, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the disclosure letter delivered by Parent to the Company on the date hereof (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement solely to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection):

Section 4.01     Organization and Standing. Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the due incorporation and valid existence of Parent and Merger Sub) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date of this Agreement a true and complete copy of each of the Parent Organizational Documents. Parent is not in violation of the Parent Organizational Documents and Merger Sub is not in violation of any of its organizational documents.

Section 4.02     Equity Capital. The authorized equity capital of Parent consists of limited liability company interests of Parent (“Parent LLC Interests”). As of the date hereof, the sole member holding all of the issued and outstanding Parent LLC Interests is Aquarian Parc Holdings LLC.

Section 4.03     Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

Section 4.04     No Conflict; Required Filings and Consents.

(a)     The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions will not, (i) conflict with or violate any provision of the Parent Organizational Documents, or the equivalent organizational documents of Merger Sub, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.04(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 3.04(b), conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) require any consent or other action by any Person under, result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Parent or any of its Subsidiaries is entitled under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have an Parent Material Adverse Effect.

(b)     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for (i) compliance with applicable requirements of the Exchange Act and (ii) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 4.04(b) of the Parent Disclosure Letter.

Section 4.05     Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no Action pending or, to the Knowledge of Parent, threatened, or any outstanding injunction, order, judgment, ruling, decree or writ imposed against or upon Parent or any of its Subsidiaries, their respective businesses, assets, properties or rights, or any current or former director or officer of Parent or any of its Subsidiaries for whom Parent or any of its Subsidiaries may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.

Section 4.06     Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, and Merger Sub has, and immediately prior to the Effective Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the Transactions.

Section 4.07     Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published or mailed to the shareholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting that has become false or misleading.

Section 4.08     Ownership of Company Common Stock. Except for the Voting Agreement, none of Parent, Merger Sub or any of their Affiliates beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any Company Common Stock, or is a party, or will prior to the Closing Date become a party, to any Contract, other arrangement or understanding (whether written or oral) (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any Company Common Stock.

Section 4.09     Equity Financing.

(a)     Parent has delivered to the Company a true and complete copy of a fully executed commitment letter (the “Equity Commitment Letter”) from Aquarian Parc Holdings LLC confirming its commitment to provide Parent with equity financing in connection with the Transactions (the “Equity Financing”).

(b)     The Equity Commitment Letter (i) is in full force and effect and is a valid, legal and binding obligation of Parent and Aquarian Parc Holdings LLC and (ii) is enforceable in accordance with its respective terms against Parent and Aquarian Parc Holdings LLC (subject to the Bankruptcy and Equity Exception). Parent has fully paid any and all commitment or other fees in connection with the Equity Commitment Letter that are payable on or prior to the date hereof. As of the date hereof, the Equity Commitment Letter has not been amended or modified in any respect, no such amendment or modification is contemplated and the respective obligations and commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or material breach on the part of Parent under the Equity Commitment Letter or, to the knowledge of Parent, Aquarian Parc Holdings LLC. There are no conditions precedent to the funding of the full amount of the Equity Financing, other than the conditions precedent set forth in the Equity Commitment Letter, and Parent has no reason to believe that it will not be able to satisfy any term or condition of closing of the Equity Financing that is required to be satisfied as a condition of the Equity Financing, or that the Equity Financing will not be made available to Parent on the Closing Date. Subject to the terms and conditions of the Equity Commitment Letter and the Contribution Agreement, the aggregate proceeds of the Equity Financing are in an amount sufficient to consummate the Merger upon the terms contemplated by this Agreement (assuming contribution of the Contributed Shares to Parent pursuant to the terms of the Contribution Agreement), to pay any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses of Parent in connection with the Transactions. There are no side letters or other agreements, arrangements or understandings relating to the Equity Commitment Letter.

Section 4.10     Certain Arrangements. Except for the Voting Agreement and the Contribution Agreement, as of the date hereof, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, (other than employment agreements or arrangements between any Affiliates of Parent or Merger Sub, on the one hand, and any member of the Company’s management, on the other hand) that relate in any way to the Company or any of its Subsidiaries, the Company Common Stock or the Transactions or (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to adopt this Agreement or approve the Merger or agrees to vote against any Superior Proposal.

Section 4.11     Brokers and Other Advisors. Except for Merger & Acquisition Services, Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Article V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.01     Conduct of Business. Except as expressly contemplated or required by this Agreement or as described in Section 5.01(a) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its operations only in the ordinary course of business. To the extent consistent with the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to preserve intact its business organization and relationship with its regulators, retain the services of its current officers and key employees and preserve the goodwill of its customers, cedents, reinsureds, retrocessionaires, reinsurance brokers, suppliers and other Persons with whom it has business relationships. Without limiting the generality of the foregoing, and except as expressly contemplated or required by this Agreement or as described in Section 5.01(a) of the Company Disclosure Letter, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(i)     (A) issue, sell or grant any of its shares or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its shares or other equity or voting interests, or any options, rights, warrants or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any shares, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, the Company or any of its Subsidiaries, (B) redeem, purchase or otherwise acquire prior to maturity any of its outstanding bonds, debentures, notes or other Indebtedness, or any of its outstanding shares or other equity or voting interests, or any rights, warrants or options to acquire any of its shares or other equity or voting interests, except purchase of shares by the IHCC Retirement Savings Plan and Trust pursuant to the put option available to participants in the IHCC Retirement Savings Plan and Trust, (C) in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its shares or other equity or voting interests, whether in cash, shares or property or a combination thereof, in each case, other than regular annual cash distributions as set forth on Section 5.01(a)(i) of the Company Disclosure Letter or (D) split, combine, subdivide or reclassify any of its shares or other equity or voting interests;

(ii)     incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), or enter into any swap or hedging transaction or other derivative agreements, other than (A) Indebtedness incurred in the ordinary course of business, including existing lines of credit, (B) other indebtedness incurred in the aggregate not to exceed $50,000 at any one time outstanding, (C) Indebtedness incurred solely between the Company and any of its Subsidiaries or solely between its Subsidiaries in the ordinary course of business and (D) any swap or hedging transaction or other derivative agreements entered into in the ordinary course of business in connection with the investment portfolios of the Company and its Subsidiaries, consistent with the Investment Guidelines;

(iii)     (A) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business (including between the Company and any of its Subsidiaries or between Subsidiaries of the Company in the ordinary course of business) or (B) make any loans to its directors or officers;

(iv)     adopt or implement any shareholder rights plan or similar arrangement;

(v)     make or authorize capital expenditures outside the ordinary course of business exceeding $50,000 in the aggregate;

(vi)     other than transactions solely between the Company and its Subsidiaries or solely between its Subsidiaries, (A) make any acquisition (including by merger or amalgamation) of the capital stock or assets of any other Person for consideration in excess of $50,000 for any such acquisition or $100,000 in the aggregate for all such acquisitions, except as permitted by Section 5.01(a)(xv) or (B) sell or lease to any Person, in a single transaction or series of related transactions, any of its properties or assets whose value or purchase price exceeds $50,000, except (w) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (x) transfers among the Company and its Subsidiaries, (y) leases and subleases of real property owned by the Company or its Subsidiaries and leases of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant and voluntary terminations or surrenders of such leases or (z) other transactions in the ordinary course of business or as permitted by Section 5.01(a)(xv);

(vii)     except as required pursuant to the terms of any Company Plan or other written agreement, in each case, in effect on the date of this Agreement and made available to Parent or established or amended after the date of this Agreement in compliance with this Agreement, (A) grant to any current or former director, officer or employee of the Company or any Subsidiary of the Company any increase in salary or bonus compensation opportunity, (B) grant to any current or former director, officer or employee of the Company or any Subsidiary of the Company any increase in severance, retention or termination pay, (C) establish, adopt, enter into or amend any Company Plan or collective bargaining agreement or any other labor-related agreement or arrangement or Company Plan , (D) enter into any employment, consulting, severance or termination agreement with any current or former director, officer, employee or independent contractor of the Company or any Subsidiary of the Company, (E) hire any person with aggregate annual compensation in excess of $100,000 or (F) transfer (outside of the Company or any Subsidiary of the Company) or, except for cause (as determined by the Company in its reasonable discretion), terminate the employment of any employee of the Company or any Subsidiary of the Company;

(viii)     make any material change in any accounting methods, principles or practices (including such methods, principles or practices relating to the estimation of Insurance Reserves) unless required by applicable Law, GAAP, applicable SAP or any Governmental Authority;

(ix)     (A) amend the Company Organizational Documents or (B) amend the comparable organizational documents of any Subsidiary in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions (with respect to both clauses (A) and (B), whether by merger, amalgamation, consolidation or otherwise);

(x)     adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than Investors Underwriters, Inc. or dormant Subsidiaries);

(xi)     (A) enter into or materially modify any Material Contract, other than in the ordinary course of business, (B) enter into any Contract that would limit or otherwise restrict the Company, any of its Subsidiaries or any of their successors, or any of their respective properties or assets, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries (including the Surviving Corporation) or any of their successors, or any of their respective properties or assets, from engaging or competing in any line of business, in any geographic area or with any Person in any material respect, (C) enter into or modify any Contract constituting or relating to a Related Party Transaction, (D) enter into any Contract providing reinsurance to any third party outside the ordinary course of business, (E) terminate, cancel or request any material change in any Material Contract other than in the ordinary course of business or (F) enter into any material contract relating to the purchase or lease of real property;

(xii)     grant any Lien (other than Permitted Liens) on any of its material assets other than to secure Indebtedness permitted under Section 5.01(a)(ii);

(xiii)     settle any Action, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of Actions which, in any event (A) is solely for monetary damages for an amount not to exceed $50,000 for any such settlement individually or $100,000 in the aggregate, (B) in the ordinary course for ordinary course claims under Company Reinsurance Contracts or (C) would not be reasonably expected to prohibit or restrict the Company and its Subsidiaries from operating their business in the same manner in all material respects as operated on the date of this Agreement;

(xiv)     (A) make any change (or file a request to make any such change) in any method, practice or policy of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any Tax election, (C) settle or compromise any Tax liability or refund, (D) file for or surrender any right to claim a Tax refund, (E) file any amended Tax Return, (F) enter into any closing agreement affecting any Tax liability or refund or file any request for rulings or special Tax incentives with any Taxing Authority, (G) waive or extend the statute of limitations with respect to any Tax or (H) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement;

(xv)     acquire or dispose of any Investment Assets in any manner inconsistent with the Investment Guidelines, or amend, modify or otherwise change the Investment Guidelines in any material respect, other than as required by applicable Law;

(xvi)     alter or amend in any material respect any existing underwriting, pricing, claim handling, loss control, reserving, investment or actuarial practice, guideline or policy or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, applicable SAP, any Governmental Authority or applicable Laws;

(xvii)     abandon, dispose of, or permit to lapse any material Intellectual Property owned by the Company or its Subsidiaries, or disclose any material trade secret or other material confidential information of the Company or any of its Subsidiaries in a manner that would result in the loss of confidentiality thereof, in each case other than in the ordinary course of business;

(xviii)     enter into (i) any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets or (ii) any material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which IHLIC may be subject upon or after the Closing, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(xix)      (i) enter into any new line of business or (ii) change in any material respect any material products or any material operating or enterprise risk management policies, in each case, except as required by Law or by policies imposed, or requests made, by a Governmental Authority;

(xx)      enter into any agreement or commitment with any Insurance Regulator other than in the ordinary course of business consistent with past practice or to avoid a violation of Law;

(xxi)     cancel any material Indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business; or

(xxii)     authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b)     Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.02     Takeover Proposals.

(a)     Subject to the terms of this Section 5.02, during the period commencing as of the date hereof, the Company agrees that (i) it and its directors and officers shall not, (ii) its Subsidiaries and its Subsidiaries’ directors and officers shall not and (iii) it shall use reasonable best efforts to ensure that its and its Subsidiaries’ other Representatives shall not, directly or indirectly, (A) solicit, initiate or knowingly encourage any inquiries regarding or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Takeover Proposal, (C) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the Transactions, or (D) publicly propose or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted prior to the date of this Agreement with respect to any Takeover Proposal. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, in response to a bona fide written Takeover Proposal received after the date hereof that did not result from a material breach of this Section 5.02, if the Special Committee determines after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, the Company may (and may authorize and permit its Subsidiaries and Representatives to), subject to compliance with Section 5.02(c), (1) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement containing provisions (including standstill provisions) not less restrictive with respect to the Person making such Takeover Proposal than those set forth in the Confidentiality Agreement are to Parent and its Subsidiaries, provided that all such information has previously been provided to Parent or Merger Sub or is provided to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such Person, and (2) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (1) and (2) the Special Committee determines in good faith, after consultation with its financial advisor(s) and outside counsel, that the failure to do so would result in a breach of the directors’ fiduciary duties to the Company’s shareholders under applicable Law.

(b)     The Company Board of Directors shall not (i)(A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw or withhold (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability of this Agreement or the Merger or (B) recommend or endorse the approval or adoption of, or approve or adopt, or publicly propose to recommend, endorse, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”; it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed to be an Adverse Recommendation Change) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any Takeover Proposal Documentation. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, the Company Board of Directors (acting upon the recommendation of the Special Committee) may, if, after consultation with its financial advisors and outside counsel, it determines that the failure to take such action would result in a breach of the directors’ fiduciary duties to the Company’s shareholders under applicable Law, (1) make an Adverse Recommendation Change or (2) cause or permit the Company to terminate this Agreement in order to enter into an agreement regarding a Superior Proposal if and only if (I) the Company has complied in all material respects with this Section 5.02 and shall have given Parent written notice at least five (5) Business Days prior to taking such action (a “Notice of Superior Proposal”), that the Company Board of Directors intends to take such action in response to a Superior Proposal and specifying the reasons therefor, including the most current version of any proposed agreement or, if there is no such proposed written agreement, a reasonably detailed summary of the material terms and conditions of any such Superior Proposal and the identity of the Person making such Superior Proposal and (II) during such five (5) Business Day period, if requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives to amend this Agreement in such a manner that any Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal taking into account any changes to the financial terms and other material terms of this Agreement proposed by Parent in writing to the Company following the Notice of Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with this Section 5.02(b), except that reference to the five (5) Business Day period shall be deemed a reference to a new three (3) Business Day period).

(c)     The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal or any inquiry that could reasonably be expected to result in a Takeover Proposal and shall provide Parent with a copy of such Takeover Proposal (if in writing) and all documents, instruments and communications relating thereto or, if oral, a written summary of the material terms and conditions of any such Takeover Proposal, the identity of the Person or group of Persons making such Takeover Proposal and any arrangements with the Contributing Shareholders or their Affiliates contemplated thereby, and the Company shall keep Parent reasonably informed on a prompt basis (and in any event within twenty-four (24) hours) of the status and terms of any such discussions or negotiations and any material developments with respect to any such Takeover Proposal (including any amendments, modifications or other changes thereto) and provide copies of all documents, instruments and communications relating thereto. The Company agrees that it and its Subsidiaries will not, after the date of this Agreement, enter into any agreement with any Person that prohibits the Company from providing any information to Parent in accordance with this Section 5.02(c).

(d)     Prior to obtaining the Company Required Vote, the Company Board of Directors (acting upon the recommendation of the Special Committee) may make an Adverse Recommendation Change in response to a Change in Circumstance, if and only if (i) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would result in a breach of the directors’ fiduciary duties to the Company’s shareholders under applicable Law, (ii) the Company shall have given Parent written notice at least five (5) Business Days prior to making any such Adverse Recommendation Change, (iii) during such five (5) Business Day period, if requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives to amend this Agreement and (iv) after considering any proposed revisions to this Agreement made by Parent in writing during such five (5) Business Day period, if any, after consultation with its financial advisors and outside counsel, the Company Board of Directors shall have determined, in good faith, that the failure to make the Adverse Recommendation Change in response to such Change in Circumstance would result in a breach of the directors’ fiduciary duties to the Company’s shareholders under applicable Law.

(e)     Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Company Board of Directors determines (after consultation with its financial advisors and outside counsel) that failure to do so would result in a breach of the directors’ fiduciary duties to the Company’s shareholders under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Board of Directors to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 5.02(b) except, in each case, to the extent permitted by Section 5.02(b) or Section 5.02(d).

Section 5.03     Preparation of the Proxy Statement; Shareholders’ Meeting.

(a)     As promptly as reasonably practicable (and in any event within twenty (20) Business Days), unless otherwise extended by the parties to this Agreement, after the execution of this Agreement, the Company shall prepare the Proxy Statement and file it with the SEC. Except as specifically permitted by Section 5.02(b) and Section 5.02(d), the Company Board of Directors shall make the Company Board Recommendation to the Company’s shareholders and shall include such recommendation in the Proxy Statement. Parent shall, as promptly as reasonably practicable, provide to the Company all information concerning Parent and Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Transactions. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its shareholders as promptly as reasonably practicable after the resolution of any such comments. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the shareholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider including or incorporating in good faith.

(b)     Subject to Section 5.03(a), the Company shall take all necessary actions in accordance with applicable Law, the Company Organizational Documents to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Required Vote, as promptly as practicable after the SEC or its staff confirms that it has no further comments on the Proxy Statement, regardless of whether any Adverse Recommendation Change has occurred (unless this Agreement is terminated in accordance with Section 7.01). Unless the Company Board of Directors has made an Adverse Recommendation Change as specifically permitted by Sections 5.02(b) or 5.02(d), the Company Board of Directors shall continue to recommend that the Company’s shareholders vote in favor of the adoption of this Agreement and the Company shall use its reasonable best efforts to obtain the Company Required Vote. Notwithstanding any provision of this Agreement to the contrary, the Company may adjourn, recess or postpone the Company Shareholders’ Meeting (i) with the prior written consent of Parent, (ii) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement (that the Company Board of the Directors has determined in good faith after consultation with outside counsel is required to be filed and disseminated to the shareholders of the Company under applicable Law) is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders’ Meeting or (iii) if as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting.

(c)     Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated in accordance with its terms, and, to the extent required under the terms of this Agreement, the Company pays to Parent the Company Termination Fee and Expense Payment as required pursuant to Article VII, (i) its obligations to hold the Company Shareholders’ Meeting pursuant to this Section 5.03 shall not be affected by the making of an Adverse Recommendation Change by the Company Board of Directors or any committee thereof and (ii) its obligations pursuant to this Section 5.03 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. Unless this Agreement is terminated in accordance with its terms and, to the extent required under the terms of this Agreement, the Company pays to Parent the Company Termination Fee in accordance with Sections 7.03(a) or (b) or the Expense Payment in accordance with Section 7.03(b), the Company agrees that it shall not submit to the vote of the Company’s shareholders any Takeover Proposal (other than a Superior Proposal) prior to the vote of the Company’s shareholders with respect to the Company Required Vote at the Company Shareholders’ Meeting.

Section 5.04     Reasonable Best Efforts to Consummate Merger; Notification.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use, and shall cause its Subsidiaries to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, and to assist and cooperate with the other parties in doing all things, in each case, necessary, proper or advisable, to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) obtaining all necessary, proper or advisable consents, approvals, authorizations, waivers or exemptions from Governmental Authorities, parties to Contracts or other Third Parties and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any Governmental Authority (including under Insurance Laws), any party to a Contract (including in respect of the first three (3) items of Section 3.23(a) of the Company Disclosure Letter) or any other Third Party and (ii) executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b)     In furtherance and without limiting the foregoing, within ten (10) Business Days of the date of this Agreement, Parent shall, together with its “controlled person” applicants, file a Form A statement regarding the acquisition of control of or merger with a domestic insurer, together with all exhibits, affidavits and certificates, with the Insurance Commissioner of the Commonwealth of Kentucky (the “Kentucky Form A Filing”). Parent agrees to use its reasonable best efforts to promptly provide, or cause to be provided, all agreements, documents, instruments, affidavits or information that may be required or requested by any Governmental Authority relating to Parent or its Subsidiaries or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.

(c)     Each of Parent, Merger Sub and the Company agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations, waivers or exemptions of Governmental Authorities necessary, proper or advisable to consummate the Transactions and each of Parent, Merger Sub and the Company shall keep the other apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations, waivers or exemptions. Each of Parent, Merger Sub and the Company shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the Kentucky Form A Filing made in connection with the Transactions and each party agrees to in good faith consider any comments of the other parties thereon. Each of Parent, Merger Sub and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case, subject to applicable Law and with respect to the Kentucky Form A Filing only. Notwithstanding anything to the contrary in this Section 5.04, materials provided to the other party or its counsel may be redacted to the extent necessary (i) to remove references concerning Parent’s valuation analyses with respect to the Company and its Subsidiaries, (ii) as necessary to comply with written Contracts in effect on the date hereof or (iii) to address reasonable privilege and confidentiality concerns.

(d)     Each of Parent, Merger Sub and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent, approval, authorization, waiver or exemption is required for the consummation of the Transactions to the extent related to the Transactions or the Kentucky Form A Filing, including promptly furnishing each other copies of any written or electronic communications to the extent related thereto, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization, waiver or exemption will be materially delayed or conditioned.

(e)     Notwithstanding anything in this Agreement to the contrary, in no event shall the Company, Parent or their respective Affiliates be required to agree to take or enter into any action which would be required to be taken in the event that the Closing does not occur.

(f)     Notwithstanding anything herein to the contrary, none of Parent, Merger Sub or the Company or any of its Subsidiaries, shall be obligated to take or refrain from taking or to agree to it, its Affiliates or any of their respective Representatives taking or refraining from taking any action (including any amendment, waiver or termination of any agreement, including this Agreement, the Voting Agreement or the Contribution Agreement) or to permit or suffer to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements, would or would reasonably be expected to result in a Burdensome Condition being imposed by a Governmental Authority. Without the prior written consent of Parent, the Company shall not, and shall cause its Subsidiaries and their respective Representatives not to, take or refrain from or to agree to the taking or refraining from any action (including any amendment, waiver or termination of any agreement, including this Agreement, the Voting Agreement or the Contribution Agreement) or to permit or suffer to exist any restriction, condition, limitation or requirement that would or would reasonably be expected to result, individually or in the aggregate, in a Burdensome Condition being imposed by a Governmental Authority.

Section 5.05     Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible). The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by Parent and the Company and neither party shall issue such press release without the prior consent of the other party.

Section 5.06     Access to Information; Confidentiality. Subject to applicable Law, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent and Parent’s Representatives (a) a copy of each report filed with or furnished to the SEC or the Kentucky Department of Insurance after the date hereof and any material correspondence or other materials received from any such agency with respect to the Company, its Subsidiaries or their businesses or personnel and (b) all other information with respect to the Company and its Subsidiaries and their business, properties and personnel as Parent may reasonably request. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company. The Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so could violate applicable Law, waive the protection of an attorney-client privilege, work product doctrine or other legal privilege, in each case that cannot be cured by entry into a joint defense agreement or similar arrangement. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law or risk waiver of such privilege (including by entering into a joint defense agreement or similar arrangement). All requests for information made pursuant to this Section 5.06 shall be directed to the General Counsel of the Company or other Person designated by the Company. For the avoidance of doubt, until the Effective Time, all information provided by or on behalf of the Company or its Subsidiaries pursuant to this Section 5.06 or pursuant to Section 5.02 will be subject to the terms of the Confidentiality Agreement and this Section 5.06 of this Agreement, which shall remain in full force and effect in accordance with its terms. Parent acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of the Confidentiality Agreement; provided that actions taken by the parties hereunder, to the extent necessary to comply with their respective obligations under Section 5.04 hereunder, shall not be deemed to be in violation of this Section 5.06 or the Confidentiality Agreement. All non-public information provided by or on behalf of Parent, or their respective Affiliates to the Company or any of its Subsidiaries or Representatives in connection with this Agreement or the Transactions (including the Equity Financing) shall be kept confidential except for such disclosures as are required by applicable Law or legal process.

Section 5.07     Indemnification and Insurance. (a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless to the fullest extent provided under the Company Organizational Documents in effect on the date hereof and permitted by the KBCA all past and present directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) for acts or omissions occurring at or prior to the Effective Time.

(b)     From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Corporation shall use reasonable best efforts to maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been made available or delivered to Parent) with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount that exceeds 200% of the current annual premium for such insurance (the “Maximum Premium”); provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the Surviving Corporation will only be obligated to obtain a policy with the greatest coverage available at an annual premium not exceeding the Maximum Premium; provided, further, however, that in lieu of the foregoing insurance coverage, the Company (with Parent’s consent, not to be unreasonably withheld, conditioned or delayed) or Parent may purchase, prior to the Effective Time, a six (6) year “tail” insurance policy that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium for such “tail” insurance policy.

(c)     Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective articles or certificate of incorporation, as applicable, or their respective by-laws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the articles of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the KBCA during such period.

(d)     This Section 5.07 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by each Indemnified Party and their respective successors, heirs and representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall not be amended without the prior written consent of the applicable Indemnified Party (including his or her successors, heirs and representatives).

(e)     The rights of the Indemnified Parties under this Section 5.07 shall be in addition to, and not in substitute for, any rights such Indemnified Parties may have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

Section 5.08     Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions and/or the Contribution Agreement by each Person or group (for purposes of Section 13(d) of the Exchange Act) who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.09     Employee Matters.

(a)      Parent shall cause the Surviving Corporation or any of its Subsidiaries to provide, to each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and continues in employment with the Surviving Corporation or any of its Subsidiaries following the Effective Time (each, a “Company Employee”) with, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, a base salary or hourly wage rate, as applicable, that is no less than the base salary or hourly wage rate provided to such Company Employee immediately prior to the Effective Time.

(b)     With respect to all employee benefit plans of the Surviving Corporation and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), providing employee benefits to the Company Employees after the Effective Time (collectively, the “Parent Plans”), for purposes of determining eligibility to participate, level of benefits (including benefit accrual rates) and vesting, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Parent and its Affiliates (including, following the Effective Time, the Surviving Corporation or any of its Subsidiaries); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c)     Without limiting the generality of Section 5.09(a) Parent shall, or shall cause one of its Affiliates (including, following the Effective Time, the Surviving Corporation) to use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any Parent Plan providing medical, dental, hospital, pharmaceutical or vision benefits, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar eligible expenses incurred by each Company Employee (and his or her eligible dependents) prior to the Effective Time during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under each Parent Plan providing medical, dental, hospital, pharmaceutical or vision benefits (to the extent such credit would have been given under comparable Company Plans prior to the Effective Time).

(d)     Notwithstanding any provision of this Agreement to the contrary, (i) the provisions of this Section 5.09 are solely for the benefit of the parties to this Agreement, (ii) no provision of this Section 5.09 is intended to, shall be deemed to, or shall (A) constitute the establishment or adoption of, or an amendment to, any Company Plan, Parent Plan or employee benefit plan (for purposes of ERISA or otherwise), (B) prevent or restrict in any way the right of Parent and its Affiliates to terminate, reassign, promote or demote any employee or independent contractor of the Surviving Corporation or any of its Subsidiaries, or (C) obligate Parent to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Parent from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time; and (iii) no current or former employee or independent contractor of the Company or its Subsidiaries (or any of their dependents or beneficiaries) shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

(e)     The Company shall, prior to the Effective Time, terminate the IHCC Retirement Savings Plan and Trust (the “ESOP”) and cause the ESOP to distribute, immediately prior to the Effective Time, any shares of Company Common Stock held by the ESOP to the ESOP participants entitled to such distribution, so that immediately prior to the Effective Time such shares of Company Common Stock are owned by the participant (or an eligible retirement plan (as defined in Section 402(c) of the Code) account in the name of the participant).

Section 5.10     Notification of Certain Matters; Shareholder Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any Actions commenced or, to such party’s Knowledge, threatened against such party or the directors of the Company which relates to this Agreement or the Transactions (including any securityholder derivative claims). The Company shall give Parent the opportunity to participate in the defense and settlement of any shareholder litigation against the Company or its directors relating to this Agreement or the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent.

Section 5.11     Tax Certificate. The Company’s shareholders shall request and direct the Company to deliver to Parent at the Closing a certification satisfying the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations certifying that interests in the Company are not “U.S. real property interests” within the meaning of Section 897(c) of the Code.

Section 5.12     Equity Financing.

(a)     Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date; or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect.

(b)     Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Equity Commitment Letter; (iii) consummate the Equity Financing at or prior to the Closing; (iv) comply with its obligations pursuant to the Equity Commitment Letter; and (vi) enforce its rights pursuant to the Equity Commitment Letter.

(c)     Prior to the Closing, and without limiting its obligations pursuant to Section 5.04, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable efforts to cause its and their respective Representatives to, in each case, provide to Parent all cooperation reasonably requested by Parent in connection with the arrangement and consummation of the Equity Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries).

(d)     Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.12 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Equity Financing to enforce its rights pursuant to the Equity Commitment Letter; or (ii) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

Section 5.13     De-Listing. Prior to the Effective Time, the Company will cooperate with Parent to cause the Company Common Stock to be de-listed from the OTCMKTS and terminate its registration under the Exchange Act as soon as practicable following the Effective Time.

Section 5.14     Director Resignations. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and its Subsidiaries specified in writing by Parent (other than Company Designated Directors) reasonably in advance of the Closing and in any event at least five (5) Business Days prior to Closing, in each case effective at the Effective Time.

Article VI

CONDITIONS PRECEDENT

Section 6.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent or Merger Sub to effect the Merger is subject to the satisfaction (or waiver, to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a)     Company Required Vote. The Company Required Vote shall have been obtained.

(b)     No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued or enforced that is in effect and that makes illegal, prevents, prohibits, restrains or enjoins consummation of the Merger.

(c)     Governmental Consents. The requisite regulatory approvals set forth on Schedule 6.01(c) shall have been obtained and shall remain in full force and effect without the imposition of a Burdensome Condition.

Section 6.02     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, to the extent permitted by applicable Law) by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.02(a), Section 3.02(b), Section 3.02(c), Section 3.03(a), Section 3.05, Section 3.19(b) and Section 3.26 shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) set forth in this Agreement, other than those Sections specifically identified in clause (i) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(b)     Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an officer of the Company stating that the conditions specified in this Section 6.02(b) have been satisfied.

(c)     No Material Adverse Effect. Since the date of this Agreement there shall not have been any effect, change, event, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)     No Burdensome Condition. No Burdensome Condition shall have been imposed.

(e)     Employment Agreements. Each Key Employee remains employed by the Company or any of its Subsidiaries and has not given notice of intention to resign his or her employment with the Company or any of its Subsidiaries.

(f)     Credit Agreement. The condition set forth in Section 3.02(n) of the Credit Agreement shall have been satisfied or waived in accordance with the terms of the Credit Agreement.

Section 6.03     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, to the extent permitted by applicable Law) by the Company on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.03, and Section 4.11 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) set forth in this Agreement, other than those Sections specifically identified in clause (i) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent to such effect.

(b)     Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent stating that the conditions specified in this Section 6.03(b) have been satisfied.

Section 6.04     Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in Section 6.01 or 6.03 to be satisfied if such failure was caused by its material breach of any of its obligations under this Agreement. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or 6.02 to be satisfied if such failure was caused by a material breach of any of their obligations under this Agreement.

Article VII

TERMINATION

Section 7.01     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Required Vote:

(a)     by the mutual written consent of the Company and Parent; or

(b)     by either the Company or Parent:

(i)     if the Merger shall not have been consummated prior to April 30, 2018 (as such date may be extended pursuant to the second proviso below, the “Outside Termination Date”); provided, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; provided, further, that, if on a date that would have been the Outside Termination Date the conditions set forth in Section 6.01(a) or Section 6.01(c) are the only conditions in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, the Outside Termination Date shall be automatically extended by ninety (90) days so long as Parent and Merger Sub are not in material breach of any of their covenants or agreements contained in Section 5.04 of this Agreement, in which case the Outside Termination Date shall be deemed for all purposes to be such later date;

(ii)     if any Governmental Authority of competent authority issues a final nonappealable Order that prohibits, restrains or makes illegal the consummation of the Merger; or

(iii)     if the Company Required Vote is not obtained at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)     by Parent:

(i)     if (A) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.02(a) or Section 6.02(b) if continuing on the Closing Date, and (B) such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (y) sixty (60) days after the giving of written notice to the Company of such breach and (z) the Outside Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii)     if (A) the Company Board of Directors shall have made an Adverse Recommendation Change, (B) the Company Board of Directors shall fail to include in the Proxy Statement when mailed, the Company Board Recommendation, (C) the Company Board of Directors shall have materially breached its obligations in Section 5.02, (D) the Company Board of Directors shall have recommended to the Company Shareholders that they approve or accept a Superior Proposal or (E) the Company shall have entered into, or publicly announced its intention to enter into, any Takeover Proposal Documentation with respect to a Takeover Proposal; or

(d)     by the Company:

(i)     if (A) there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.03(a) or Section 6.03(b) if continuing on the Closing Date and (B) such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (y) sixty (60) days after the giving of written notice to Parent of such breach and (z) the Outside Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii)     prior to receipt of the Company Required Vote, if (A) the Special Committee has received a Superior Proposal and the Company has complied with its obligations under Section 5.02, (B) the Company Board of Directors (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to accept such Superior Proposal would result in a breach of the directors’ fiduciary duties to the Company’s shareholders under applicable Law, and (C) the Company pays the Company Termination Fee in accordance with Section 7.03.

Section 7.02     Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.02, Section 7.03, Article VIII and the Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the Sections specified in the immediately preceding parenthetical that survive such termination, (b) that no such termination shall relieve the Company from any liability for any knowing and intentional breach of this Agreement by the Company prior to the termination of this Agreement, and (c) that no such termination shall relieve any party from liability for fraud.

Section 7.03     Company Termination Fee; Expense Payment.

(a)     If this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii) or by Parent pursuant to Section 7.01(c)(ii), the Company shall pay Parent, as liquidated damages and not as a penalty and as the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, shareholders or Representatives for any loss or damage suffered as a result of the failure of the Merger to be consummated, (A) upon termination, the Expense Payment and (B) if the Superior Proposal is consummated, the Company Termination Fee, by wire transfer of immediately available funds. If the Company Termination Fee shall be payable pursuant to the preceding sentence, the Company Termination Fee shall be paid on the closing date of the Superior Proposal. Parent shall have the right to assign its right to receive the Company Termination Fee (together with any amounts owed pursuant to Section 7.03(e)) and the Expense Payment (together with any amounts owed pursuant to Section 7.03(e)), as applicable, to one or more Persons in its sole discretion.

(b)     If this Agreement is terminated by Parent pursuant to Section 7.01(c)(i) and (i) at any time after the date hereof and prior to the Company Shareholders Meeting, or the breach giving rise to Parent’s right to terminate under Section 7.01(c)(i), respectively, a Takeover Proposal shall have been publicly announced or publicly made known to the Company Board of Directors or the shareholders of the Company or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and such Takeover Proposal or such intent has not been publicly withdrawn or repudiated by such Person prior to the Company Shareholders Meeting, and (ii) within eighteen (18) months after such termination, the Company either consummates such Takeover Proposal or enters into a definitive agreement to consummate such Takeover Proposal and the Company thereafter consummates such Takeover Proposal, then the Company shall upon the consummation of such Takeover Proposal, pay Parent, as liquidated damages and not as a penalty and as the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, shareholders or Representatives for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Company Termination Fee by wire transfer of immediately available funds; provided, that for the purposes of this Section 7.03(b), all references in the term Takeover Proposal to “15% or more” shall be deemed to be references to “more than 50%.”

(c)     If this Agreement is terminated by Parent pursuant to Section 7.01(c)(i) then the Company shall, within ten (10) Business Days of the date of such termination, pay to Parent in cash, by wire transfer of immediately available funds, out-of-pocket fees and expenses incurred by Parent or Merger Sub in connection with this Agreement and the Transactions not to exceed $1,250,000 (the “Expense Payment”). Any Expense Payment paid pursuant to this Article VII shall be credited against any Company Termination Fee payable to Parent pursuant to this Article VII. For the avoidance of doubt, in no event shall the aggregate amount payable to Parent under this Article VII exceed $2,500,000.

(d)     If this Agreement is terminated by the Company pursuant to Section 7.01(d)(i), then Parent shall, within ten (10) Business Days of the date of such termination, pay to the Company in cash, by wire transfer of immediately available funds, out of pocket fees and expenses incurred by the Company in connection with this Agreement and the Transactions not to exceed $500,000.

(e)     Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to pay, in a timely manner, any amount due pursuant to this Section 7.03, then (i) the Company shall reimburse Parent or Parent shall reimburse the Company, as applicable, for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced, and (ii) the Company shall pay to Parent or Parent shall pay to the Company, as applicable, interest on such amount from and including the date payment of such amount was due, but excluding the date of actual payment, at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

Article VIII

MISCELLANEOUS

Section 8.01     No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02     Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Required Vote, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Merger and this Agreement by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

Section 8.03     Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing). Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.04     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, that (i) the rights, interests and obligations of Parent may be assigned to one or more controlled Affiliates of [Aquarian], (ii) the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent (or its permitted assignee). No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

Section 8.05     Counterparts. This Agreement may be executed in one or more counterparts (including by email), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.06     Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties. This Agreement, together with the exhibits and schedules attached hereto, the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, the Voting Agreement and the Contribution Agreement, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for, if the Effective Time occurs, (i) the right of the Company shareholders to receive the Merger Consideration payable in accordance with Article II and (ii) the provisions set forth in Section 5.07 of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.03 without notice or liability to any other Person. Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.07     Governing Law; Jurisdiction.

(a)     This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

(b)     Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 8.10 or in any other manner permitted by applicable Law.

Section 8.08     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 8.08.

Section 8.09     Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company or Parent to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement) in the Delaware Courts, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.09 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.10     Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing and shall be deemed given (i) on the date of delivery, if delivered personally, (ii) on the date sent if sent by email (which is confirmed by the recipient) or facsimile (which is confirmed by the recipient), or (iii) on the first Business Day following the date of dispatch if sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Aquarian Holdings, LLC
299 Park Avenue, 6th Floor
New York, NY 10017
Attention:     Rudy Sahay
Email:          rsahay@aquarianlp.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile:     212-735-2000
Email:           Todd.Freed@skadden.com
Attention:     Todd E. Freed, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Facsimile:     202-393-5760
Email:           Chris.Ulery@skadden.com
Attention:     Christopher J. Ulery, Esq.

If to the Company, to:

Investors Heritage Capital Corporation
200 Capital Avenue
Frankfort, Kentucky 40601
Facsimile:      502-875-7084
Email:            rhardy@ihlic.com
Attention:      Robert M. Hardy, Jr.
                      Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Stites & Harbison, PLLC
400 W. Market Street
Suite 1800
Louisville, Kentucky 40202
Facsimile:     502-789-8234
Email:           mherrington@stites.com
Attention:     Alex P. Herrington, Jr. (Mike), Esq.

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.11     Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.12     Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

Section 8.13     Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future, direct or indirect, equityholder, controlling person, Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the Transactions. For the avoidance of doubt, no party hereto, nor any of its Affiliates, will bring, or support the bringing of, any action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement.

Section 8.14     Definitions. For purposes of this Agreement:

“Action” means legal actions, causes of action, claims, demands, controversies, disputes, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For purposes of this Agreement, in no event shall the Contributing Shareholders be deemed Affiliates of Parent or Merger Sub.

“Affiliated Distributor” means any brokers, broker-dealers, insurance agents, producers, distributors or other Persons who market, produce or sell the Insurance Contracts, or any successors thereto, that are employees or Affiliates of IHLIC.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Burdensome Condition” means: (i) any commitment, obligation, requirement (whether by lapse of time or notice or both) or condition applicable to or binding upon Parent or any of its Affiliates, the Company or any of its Subsidiaries to make available or provide any capital contribution or enter into or provide any indemnity agreement, support agreement, statement of support, bond, guarantee, letter of credit, keep well, or capital maintenance agreement or arrangement, or other commitment, agreement or arrangement to maintain a minimum risk-based capital level or rating with respect to, or in connection with, IHLIC; or (ii) any prohibition, restriction or limitation in connection with, arising out of or relating to the declaration, setting aside or payment of dividends or distributions by IHLIC, except, to the extent applicable to this clause (ii), any prohibition, restriction or limitation imposed by statute generally on insurance companies domiciled in the Commonwealth of Kentucky not arising by virtue of (A) a regulatory order or similar instrument applicable only to Parent or any of its Affiliates, the Company or any of its Subsidiaries or (B) a condition or other restriction on any regulatory approval order or similar instrument granted or proposed to be granted to Parent or any of its Affiliates, the Company or any of its Subsidiaries in connection with the Transactions.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Frankfort, Kentucky are authorized or required by Law to be closed.

“Business Intellectual Property” means the Company Intellectual Property and any other Intellectual Property used, or held for use, by the Company or any of its Subsidiaries in the operation of their respective businesses.

“Change in Circumstance” means any material event or development or material change in circumstance with respect to the Company or its Subsidiaries occurring or arising from or after the date of this Agreement that was not known or reasonably foreseeable to the Company Board of Directors prior to the date hereof; provided, that in no event shall the receipt, existence or terms of a Takeover Proposal constitute a Change in Circumstance.

“Commonly Controlled Entity” means any Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company By-Laws” means the Company’s Amended and Restated By-Laws, as amended to the date of this Agreement.

“Company Charter” means the Company’s Amended Articles of Incorporation, as amended to the date of this Agreement.

“Company Designated Directors” means Messrs. Harry Lee Waterfield II, Robert M. Hardy, Jr. and Raymond L. Carr.

“Company Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company or any of its Subsidiaries.

“Company Organizational Documents” means the Company Charter and the Company By-Laws.

“Company Plan” means each (i) employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) employee benefit plan within the meaning of Section 3(3) of ERISA, (iv) equity or equity-based agreement, arrangement, policy, program or plan, (v) employment, individual consulting, change-in-control, severance, retention or other similar agreement, plan, policy, program or arrangement, and (vi) bonus, incentive, deferred compensation, profit-sharing, retirement, savings, pension, excess benefit, post-retirement, vacation, severance, termination pay, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability (whether actual or contingent, direct or indirect), to provide compensation or benefits to or for the benefit of any of their respective current or former employees, directors or consultants (or any beneficiary or dependent thereof), other than any statutory agreement, program or plan mandated by applicable Law.

“Company Products or Services” means those products (including computer programs) and/or services and related documentation currently or formerly developed, manufactured, produced, marketed, licensed, leased, sold, provided, delivered and/or distributed by the Company or any of its Subsidiaries.

“Company Shareholders Meeting” means a meeting of the Company Shareholders to be called to consider the Merger, including giving effect to any adjournment or postponement thereof.

“Company Termination Fee” means $2,500,000.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated June 14, 2016 by and between IHLIC and Aquarian Holdings, LLC, as may be amended from time to time.

“Credit Agreement” means that certain Credit Agreement, dated as of October 27, 2017 (as may be amended or refinanced from time to time), by and among the various lenders from time to time parties thereto (as identified on the signature pages thereof), Guggenheim Corporate Funding, LLC, as the administrative agent, Aquarian Holdings I L.P., as the initial borrower, certain of its subsidiaries from time to time parties thereto, as guarantors and the other borrowers from time to time party thereto.

“Debt Financing Sources” means any entities that have entered (or do enter) into agreements in connection with any debt financing the proceeds of which are intended to finance any portion of the transactions contemplated by this Agreement, including any parties to any credit agreement or any other definitive agreements executed in connection with such debt financing, and any arrangers, administrative agents, collateral agents, and the affiliates of the foregoing, and members, directors, agents, officers and employees of the foregoing and their successors and permitted assigns.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitral body or self-regulated entity, tribunal, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IHLIC” means Investors Heritage Life Insurance Company, a Kentucky domiciled life insurance company.

“Independent Distributor” means the brokers, broker-dealers, insurance agents, producers, distributors or other Persons who market, produce or sell the Insurance Contracts, or any successors thereto, that are not employees or Affiliates of IHLIC.

“Information Technology Systems” means all information technology systems, Software computers, workstations, routers, hubs, switches, communication lines and other technology equipment used or held for use in connection with the operation of the business of the Company and its Subsidiaries, including all databases, websites, e-commerce platforms and associated documentation used in connection with the operation of the business of the Company and its Subsidiaries.

“Insurance Contract” means any insurance policy or contract, or any annuity contract or certificate, whether or not registered under the Securities Act, in each case, together with all policies, binders, slips, certificates, participation agreements, applications, supplements, endorsements, riders and ancillary agreements in connection therewith that are issued by IHLIC prior to the Closing.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under Insurance Laws.

“Intellectual Property” means all intellectual property or other similar proprietary rights in any jurisdiction, regardless of form, whether registered or unregistered, including the following: (i) Patents, (ii) inventions, inventions disclosures, utility models, designs, and discoveries, whether or not patentable, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods and processes and new uses for any of the preceding items; (iii) all copyrights, whether in published or unpublished works, which include literary works, and any other original works of authorship fixed in any tangible medium of expression; moral rights; databases, data collections and rights therein, literary works, mask works and sound recordings, Software, web site content, rights to compilations, collective works and derivative works, and the right to create collective and derivative works, of any of the foregoing; (iv) Trademarks; and (v) Trade Secrets; (vi) all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing intellectual and other proprietary rights set forth in the foregoing section (i) through (v) above; (vii) the right to file applications and obtain registrations, all copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (viii) all rights arising therefrom and pertaining thereto and all products, proceeds, rights of recovery, and revenues arising from or relating to any and all of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Key Employees” means, collectively, Harry Lee Waterfield II, Raymond L. Carr, Robert M. Hardy, Jr., Larry J. Johnson II and Julie Hunsinger Mink.

“Knowledge” means, (i) with respect to the Company, the knowledge of those individuals listed in Section 8.14 of the Company Disclosure Letter, including, in each case, any knowledge that a Person holding such position would reasonably be expected to have in the performance of his or her duties and (ii) with respect to Parent or Merger Sub, the knowledge, of any of the officers or directors of Parent or Merger Sub including, in each case, any knowledge that a Person holding such position would reasonably be expected to have in the performance of his or her duties.

“Law” means any national, regional or local law, statute, ordinance, regulation, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.

“Liens” means any pledges, liens, charges, claims, hypothecations, options to purchase, lease, sublease or otherwise acquire an interest, encumbrances or security interests of any kind or nature whatsoever.

“Malicious Code” means disabling code or instructions and any “back door,” “time bomb,” “trojan horse,” “worm,” “drop dead device,” “virus” or hardware component that would permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of any Information Technology Systems or data or other Software of users.

“Material Adverse Effect” means (i) any change, event or effect that, individually or in the aggregate with all other changes, events or effects has a material adverse effect on business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change, event or effect that results from changes affecting the United States life insurance and annuity industry or the United States economy, or from changes after the date of this Agreement in worldwide economic or capital market conditions, (b) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenues, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not the underlying cause thereof) or any change in the price or trading volume of the Company Common Stock (but not the underlying cause thereof), (c) the outbreak or escalation of war, military action, sabotage or acts of terrorism, or changes due to any pandemic, natural disaster or other act of nature, in each case involving or impacting the United States and arising or occurring after the date of this Agreement, (d) changes in or adoption of any applicable Laws or applicable accounting regulations or principles or interpretations thereof (including changes in GAAP or in SAP prescribed by applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board) occurring after the date of this Agreement and (e) any downgrade in the credit rating or financial strength rating of the Company, any of its Subsidiaries or its or their outstanding debt (but not the underlying cause thereof) if the applicable rating agency’s reason(s) for such action are primarily attributable to any change or changes in the business operations and prospects of the Company and its Subsidiaries proposed by Parent, any of its Subsidiaries or its or their Representatives; except with respect to clauses (a), (c) or (d), in the event that such change, event or effect is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate or (ii) any change, event or effect that prevents or materially delays or impairs the ability of the Company to perform its obligations under this Agreement and to consummate the Transactions.

“Open Source Materials” means open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Mozilla Public License (MPL), the Berkeley Software Distribution (BSD) licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License, any derivative of the foregoing, or other Software licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated or with which such Software is combined or distributed or that is derived from or links to such Software, be disclosed or distributed in Source Code form, delivered at no charge or be licensed, distributed or conveyed under some or all of the terms as such contract.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Parent Certificate of Formation” means the Certificate of Formation of Parent, as from time to time amended.

“Parent LLC Agreement” means the Limited Liability Company Agreement of Parent, as from time to time amended.

“Parent Material Adverse Effect” means any effect, change, event, circumstance or occurrence that, individually or in the aggregate with all other effects, changes, events, circumstances or occurrences, would or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder the consummation by Parent or Merger Sub of the Merger and the other Transactions on a timely basis.

“Parent Organizational Documents” means the Parent Certificate of Formation and the Parent LLC Agreement.

“Patents” means patents and patent applications and any and all divisions, extensions, continuations, continuations-in-part, reexaminations, continuing patent applications, reissues, counterparts claiming priority therefrom.

“Permitted Liens” means (a) any Liens disclosed in the Company SEC Documents, (b) Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves in accordance with GAAP have been established, (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business or pursuant to original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (d) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (e) Liens related to deposits to secure policyholders’ obligations as required by the insurance departments of the various states, (f) Liens or other restrictions on transfer imposed by applicable insurance Law, (g) Liens incurred or deposits made to a Governmental Authority in connection with a Company Permit, (h) clearing and settlement Liens on securities and other investment assets incurred in the ordinary course of clearing and settlement transactions in such securities and other investment assets and holding them with custodians, (i) Liens recorded against, and landlords’ or lessors’ liens under, the leases and/or subleases set forth in Section 3.22 of the Company Disclosure Letter and (j) Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value or the continued use or operation of any assets that are material to the conduct of the business of the Company and its Subsidiaries, taken as whole, as conducted on the date hereof.

“Person” means an individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other entity, including any Governmental Authority.

“Personal Information” means information from or about an individual Person or device, including (i) an individual Person’s personally identifiable information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier and any other data used or intended to be used to identify, contact or precisely locate a Person) and (ii) a device’s Internet Protocol address or other persistent identifier.

“Regulation S-K” means Regulation S-K promulgated by the SEC under the Securities Act and the Exchange Act.

“Regulation S-X” means Regulation S-X promulgated by the SEC under the Securities Act and the Exchange Act.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, (ii) databases, compilations, data aggregation programs and search engine technologies, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer software in a form that is readily suitable for review and edit by trained programmers, including related programmer comments and documentation embedded therein.

“Subsidiary” of any person means any corporation, partnership, joint venture or other legal entity: (i) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such person or by any one or more of such person’s subsidiaries, (ii) of which at least fifty percent (50%) of the equity interests is controlled by such person by any one or more of such person’s subsidiaries, (iii) of which such party or any subsidiary of such party is a general partner, or (iv) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Superior Proposal” means any Takeover Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%), that the Company Board of Directors determines (after consultation with its financial advisors and outside counsel), taking into account legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing term), as the Company Board of Directors considers to be appropriate, (a) is more favorable to the shareholders of the Company from a financial point of view than the Merger and (b) is reasonably likely to be consummated on the terms proposed.

“Takeover Proposal” means any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the outstanding shares of Company Common Stock, (ii) 15% or more (based on the fair market value thereof, as determined by the Company Board of Directors) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (iii) assets or businesses of the Company and its Subsidiaries that generate 15% or more of consolidated revenues or net income, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 15% or more of the outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company or IHLIC, other than, in each case, the Transactions.

“Takeover Proposal Documentation” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)).

“Takeover Statute” means any “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation.

“Tax Return” means return, questionnaire, declaration, certificate, bill, report, claim for refund or information return or statement or other document or written information (including declaration of estimated Taxes) filed with or required to be supplied to or filed with any Taxing Authority, including any amendment thereof or supplement, appendix, schedule or attachment thereto.

“Taxes” means any and all taxes of any kind or form, including any federal, state, local or foreign income, estimated, net investment, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, disability, welfare, workers’ compensation, excise, premium, property, net worth, escheat, unclaimed property, capital gains, transfer, stamp, documentary stamp, recording, mortgage recording, social security, environmental, utility, production, severance, inventory, recapture, alternative or add-on minimum, or occupation, tax and any other assessment, fee, levy, duty, custom, tariff, impost, universal service charge, obligation or governmental charge, whether disputed or not, together with all interest, penalties and additions imposed with respect to such amounts.

“Taxing Authority” means any Governmental Authority (and any subdivision, agency or authority thereof) responsible for the assessment, administration, collection, enforcement, determination, or imposition of any Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.

“Trade Secrets” means trade secrets, confidential information, business information, customer data, customer and supplier lists and information, business marketing plans and proposals, and confidential or proprietary information, whether tangible or intangible, including algorithms, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques.

“Trademarks” means trademarks, service marks, d/b/a’s, brand names, logos, trade names, trade dress, 1-800, 1-888, 1-877 and other “vanity” telephone numbers, corporate names, domain names, rights in social media accounts, product designs and any words, names, symbols, devices, designs and other designations, or any combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, together with the goodwill of the business associated therewith.

Section 8.15     Other Defined Terms. In addition, the following terms shall have the meaning ascribed to them in the corresponding section of this Agreement:

Section
Adverse Recommendation Change	5.02(b)
Agreement	Preamble
Articles of Merger	1.03
Bankruptcy and Equity Exception	3.03(a)
Board of Directors	Recitals
Book-Entry Shares	2.01(c)
Capitalization Date	3.02(a)
Certificate	2.01(c)
Closing	1.02
Closing Date	1.02
Code	Recitals
Company	Preamble
Company Board Recommendation	3.03(b)
Company Common Stock	2.01
Company Disclosure Letter	III
Company Employee	5.09(a)

Company Financial Statements	3.06(b)
Company Required Vote	3.05
Company SAP Statements	3.15(a)
Company SEC Documents	3.06(a)
Company Shareholders	Recitals
Company Shareholders’ Meeting	5.03(b)
Contract	3.04(a)
Contributed Shares	Recitals
Contributing Shareholders	Recitals
Contribution Agreement	Recitals
Delaware Courts	8.07(b)
Dissenting Shareholder	2.01(d)
Dissenting Shareholder Shares	2.01(d)
Effective Time	1.03
Environmental Laws	3.13
Equity Commitment Letter	4.09(a)
Equity Financing	4.09(a)
Exchange Fund	2.02(a)
Expense Payment	7.03(c)
Forward-Looking Statements	III
Indebtedness	5.01(a)(ii)
Indemnified Parties	5.07(a)
Insurance Laws	3.15(a)
Insurance Reserves	3.15(b)
Investment Assets	3.20(a)
Investment Guidelines	3.20(a)
KBCA	Recitals
Kentucky Form A Filing	5.04(b)
Leased Real Property	3.24(b)(ii)
Lessee Real Property Leases	3.24(b)(i)
Material Contract	3.23(a)
Maximum Premium	5.07(b)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
Notice of Superior Proposal	5.02(b)
OTCMKTS	3.04(b)
Outside Termination Date	7.01(b)(i)
Owned Real Properties	3.24(a)(i)
Owned Real Property	3.24(a)(i)
Parent	Preamble
Parent Disclosure Letter	IV
Parent Plans	5.09(b)
Paying Agent	2.02(a)

Permits	0
Privacy Laws	3.14(j)
Proxy Statement	3.04(b)
Real Property Leases	3.24(b)(i)
Reinsurance Contracts	3.19
Related Party Transactions	3.26
Risk Factors	III
Sarbanes-Oxley Act	3.06(d)
Securities Act	3.02(c)
Special Committee	Recitals
Stout	3.27
Surviving Corporation	1.01
Transaction	Recitals
Voting Agreement	Recitals

Section 8.16     Interpretation.

(a)      When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The phrase “ordinary course of business” shall be construed to be followed by the phrase “consistent with past practice” regardless of whether such phrase is expressed. The phrase “provided or made available” with respect to the Company or any of its Subsidiaries shall be construed to mean posted and accessible to Parent in the “Project Cardinal VDR” datasite operated by Merger & Acquisition Services, and which has been posted to such datasite no later than five (5) Business Days prior to the execution and delivery of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The phrase “knowing and intentional breach” means the taking of a deliberate act, which act constitutes in and of itself a breach of the merger agreement, even if breaching was not the conscious object of the act. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein, provided that with respect to agreements and instruments, any such amendment, modification or supplement made after the date of this Agreement shall be made in accordance with Section 5.01(a). Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty.

(b)     The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

INVESTORS HERITAGE CAPITAL CORPORATION

by	/s/ Harry Lee Waterfield II
	Name:	Harry Lee Waterfield II
	Title:	Chairman & CEO

AQUARIAN INVESTORS HERITAGE HOLDINGS LLC

by	/s/ Rudrabhishek Sahay
	Name:	Rudrabhishek Sahay
	Title:	President

AQUARIAN INVESTORS HERITAGE ACQUISITION CO.

by	/s/ Rudrabhishek Sahay
	Name:	Rudrabhishek Sahay
	Title:	President

Schedule 6.01(c)

Required Regulatory Approvals

1.

Form A filing related to the approval of the Insurance Commissioner of the Commonwealth of Kentucky of the acquisition of control of Investors Heritage Life Insurance Company, a Kentucky domiciled life insurance company (“IHLIC”)

2.	Form E pre-acquisition notification filing (regarding the potential competitive impact of the Merger) in the state of Kentucky

3.	Form D (Prior Notice of a Transaction) filing for approval or non-disapproval of the Investment Advisory Agreement by and between IHLIC and Aquarian Holdings Investment Management LLC

4.

Form D (Prior Notice of a Transaction) filing for approval or non-disapproval of the Services Agreement by and between IHLIC, Investors Heritage Capital Corporation, Aquarian Investors Heritage Holdings LLC and Aquarian Insurance Services LLC

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INVESTORS HERITAGE CAPITAL CORPORATION

1.     Name. The Corporation's name shall be Investors Heritage Capital Corporation.

2.     Authorized Capital Stock. The aggregate number of shares the Corporation shall have authority to issue shall be 5,000 shares of no par value common stock ("Common Shares").

3.     Registered Office and Agent. The name and address of the Corporation’s registered office and agent is Robert M. Hardy, Jr., 200 Capital Avenue, Frankfort, Kentucky 40601.

4.      Principal Office. The mailing address of the Corporation’s principal office is 200 Capital Avenue, Frankfort, KY 40601.

5.     Board of Directors. The initial Board of Directors shall consist of nine (9) directors. Thereafter, the number of directors of the Corporation shall be fixed in the manner provided by the Corporation's bylaws.

6.     Limitation of Director Liability.

(a)     Except as otherwise provided by Article 7(b) below, no director of the Corporation shall have any personal liability to the Corporation or its shareholders for monetary damages for breach of his duties as a director.

(b)     Nothing in Article 7(a) above shall be deemed or construed to eliminate or limit the liability of a director for:

1.     Any transaction in which the director's personal financial interest is in conflict with the financial interests of the Corporation or its shareholders;

2.     Acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law;

3.     Any vote for or assent to an unlawful distribution to shareholders prohibited under KRS 271B.8-330 (or under any corresponding provision of the Kentucky Business Corporation Act, as amended from time to time); or

4.     Any transaction from which the director derived an improper personal benefit.

7.     Indemnification of Executive Officers and Directors. Each person who is or becomes an executive officer or director of the Corporation shall be indemnified and advanced expenses by the Corporation with respect to all threatened, pending or completed actions, suits or proceedings in which that person was, is or is threatened to be made a named defendant or respondent because he is or was a director or executive officer of the Corporation. This Article obligates the Corporation to indemnify and advance expenses to its executive officers or directors only in connection with proceedings arising from that person's conduct in his official capacity with the Corporation and to the extent permitted by the Kentucky Business Corporation Act, as amended from time to time. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which directors and executive officers may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise.

By:
Harry Lee Waterfield President and Chief Executive Officer

Exhibit B

Second Amended and Restated Bylaws

of

Investors Heritage Capital Corporation

ARTICLE 1

OFFICE

1.1     PRINCIPAL EXECUTIVE OFFICE. Investors Heritage Capital Corporation (the "Corporation") shall maintain its principal executive office for the transaction of business of the Corporation at 200 Capital Avenue, Frankfort, KY 40601.

1.2     OTHER OFFICES. The Corporation may have other offices either within or without the Commonwealth of Kentucky at such place as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE 2

MEETING OF SHAREHOLDERS

2.1     ANNUAL MEETINGS. Except as the Board of Directors may otherwise designate, the annual meeting of the shareholders of the Corporation shall be held within five months of the close of the fiscal year of the Corporation. The annual meeting of the shareholders shall be held at a place designated by the Board of Directors or, if the Board of Directors does not designate a place, then at a place designated by the Secretary or, if the Secretary does not designate a place, at the Corporation's principal office.

2.2     SPECIAL MEETINGS. Special meetings of the shareholders may be called at any time by the Board of Directors or by the President, and shall be called by the President or Secretary upon the written request of the holders of thirty-three and one-third percent (33-1/3%) of the shares then outstanding and entitled to vote thereat. Special meetings of the shareholders shall be held at a place designated by the Board of Directors if the special meeting is called by the Board of Directors. If the special meeting is not called by the Board of Directors, the meeting shall be held at the Corporation's principal office.

2.3     VOTING.

(a) Each shareholder entitled to vote in accordance with the terms of the articles of incorporation of the Corporation (the "Articles of Incorporation") and in accordance with the provisions of these Bylaws shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such shareholder, but no proxy shall be voted after three years from its date unless the proxy provides for a specific longer period. The vote for directors shall be by written ballot unless otherwise provided in the Articles of Incorporation.

(b) Shareholders may take action on a matter (other than adjournment) at a meeting, only if a quorum of shares entitled to vote on the matter exists. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If voting by separate voting groups on a matter is required, then action by a voting group may be taken only if a quorum of shares of that voting group exists.

(c) Once a share is represented for any purpose at a meeting, it shall be deemed present for quorum purposes for the remainder of the meeting and any adjournment of it, unless a new record date is or must be set for the adjourned meeting.

(d) If a quorum does not exist at a meeting, a majority of the shares present and entitled to vote may adjourn the meeting up to one hundred twenty (120) days without further notice other than announcement at the meeting of the date, time, and place of the adjourned meeting. If a quorum exists at such an adjournment, any business may be transacted which might have been transacted at the original meeting. If a new record date must be fixed because the adjournment is for more than one hundred twenty (120) days, or is fixed for any other reason, then notice of the adjourned meeting shall be given to shareholders as of the new record date.

(e) If a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group in favor of the action exceed those opposing the action, unless a greater number of affirmative votes is required by the Articles of Incorporation or applicable law. If the Articles of Incorporation or applicable law provide for voting by a single voting group on a matter, action on that matter is taken when voted upon by that voting group as provided in this Section 2.3, or by law. If the Articles of Incorporation or applicable law provides for voting by two (2) or more voting groups on a matter, action on that matter is taken only when voted upon by each of those voting groups counted separately as provided in this Section 2.3, or by law.

2.4     QUORUM. Except as otherwise required by law, by the Articles of Incorporation or by these Bylaws, the presence, in person or by proxy, of shareholders holding a majority of the stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the shareholders.

2.5     NOTICE OF MEETINGS. Written notice, stating the place, date and time of the meeting, and in the case of a special meeting, the purpose(s) for which the meeting is called shall be given to each shareholder entitled to vote at his address as it appears on the records of the Corporation, not less than ten days nor more than sixty days before the date of the meeting.

2.6     ACTION WITHOUT MEETING.

(a) Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, and without prior notice, if the action is taken by all of the shareholders entitled to vote on such action. The action shall be evidenced by one or more written consents describing the action taken, signed by all of the shareholders entitled to vote on the action, and delivered to the Corporation for insertion in the minutes or filing with the corporate records. Action taken without a meeting in this manner shall be effective when consents representing the votes necessary to take the action are delivered to the Corporation, unless a different date is specified in the consent.

(b) Any shareholder giving a consent may revoke it in a writing received by the Corporation prior to the time consents representing votes sufficient to take the action have been delivered to the Corporation.

(c) Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous consent (if allowed by the Articles of Incorporation) shall be given to those shareholders entitled to vote who did not deliver a written consent.

(d) If applicable law requires the giving of notice of proposed action to nonvoting shareholders, and the action will be taken by consent without a meeting, the Corporation shall give nonvoting shareholders and voting shareholders whose consent is not solicited at least ten (10) days' notice before the action is taken. The notice shall contain or be accompanied by the same material that applicable law would have required to be sent to nonvoting shareholders in a notice of a meeting at which the proposed action would have been submitted to shareholders.

ARTICLE 3

DIRECTORS

3.1     NUMBER AND TERM. The number of directors of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies on its Board of Directors, but in no event shall the number of directors be less than three, unless all of the outstanding shares of the Corporation are owned beneficially and of record by fewer than three shareholders, in which event the number of directors shall not be less than the number of shareholders. Each director shall hold office until such director's successor is duly elected and qualified or until such director's earlier resignation or removal.

3.2     MEETINGS. Meetings of the Board of Directors may be called by the President or by any director.

3.3     NOTICE. Unless waived, notice of the time and place of each meeting of the directors shall be either (a) telephoned or personally delivered to each director at least forty-eight hours before the time of the meeting, or (b) mailed to each director at his last known address at least ninety-six hours before the time of the meeting.

3.4     RESIGNATIONS. Any director or member of a committee of the Board of Directors may resign at any time. Such resignation shall be made in writing and shall take effect at the earlier of the time of mailing as shown by a United States postmark or the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary to make it effective.

3.5     VACANCIES. If the office of any director becomes vacant, such vacancy shall be filled by a majority vote of the Board of Directors, even if less than a quorum, or by vote of the holders of a majority of all the shares of stock outstanding and entitled to vote.

3.6     REMOVAL. The shareholders may remove one or more directors with or without cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. A director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

3.7     POWERS. The Board of Directors shall exercise all of the powers of the Corporation except powers which applicable law, the Articles of Incorporation or these Bylaws confer upon or reserve to the shareholders.

3.8     COMMITTEES. The Board of Directors may, by resolution or resolutions passed by a majority of the whole board, designate from among its members one (1) or more committees, each consisting of one or more directors, and each of which, to the extent provided in such resolution or resolutions or in the Articles of Incorporation or these Bylaws, shall have all the authority of the Board of Directors, except no committee shall have authority to:

(a)     submit to shareholders any action that needs shareholder approval (e.g. amend the Articles of Incorporation, adopt an agreement of merger or consolidation, or contract to sell, lease or exchange all or substantially all of the Corporation's assets), or

(b)     amend, repeal or adopt Bylaws,

3.9     QUORUM. A quorum of the Board of Directors shall consist of no fewer than the greater of (a) one-third of the number of directors prescribed in accordance with Section 3.1 of these Bylaws, or (b) two (2) directors. If a quorum exists, an affirmative vote by a majority of the number of directors present shall constitute an act of the Board of Directors.

3.10     ACTION WITHOUT MEETING. Any action required or permitted to be taken by the Board of Directors, or any committee thereof, may be taken without a meeting, if all members of the Board of Directors or committee thereof consent in writing. Such written consent shall be filed with the minutes of proceedings of the Board of Directors or such committee.

3.11     COMPENSATION. Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

3.12     CONTRACTS.

(a) No contract or other transaction between the Corporation and any other person or entity shall be impaired, affected or otherwise invalidated, nor shall any director be liable in any way by reason of the fact that any one or more of the directors of the Corporation is interested in, or is a director or officer of such other person or entity, provided that such facts are disclosed or made known to the Board of Directors.

(b) Any director, personally and individually, may be a party to or may be interested in, any contract or transaction of the Corporation, and no director shall be liable in any way by reason of such interest, provided that the fact of such interest be disclosed or made known to the Board of Directors, and provided that the Board of Directors shall authorize, approve or ratify such contract or transaction by the vote (not counting the vote of any such interested director) of a majority of a quorum, notwithstanding the presence of any such interested director at the meeting at which such action is taken. Such interested director or directors may be counted in determining the presence of a quorum at such meeting. This Section shall not be construed to impair or invalidate or in any way affect any contract or other transaction which would otherwise be valid under the law (common, statutory or otherwise) applicable thereto.

ARTICLE 4

OFFICERS

4.1     OFFICERS. The Corporation shall have a President, a Secretary and a Treasurer and may have one or more Vice Presidents, all of whom shall be appointed by the Board of Directors. The Corporation may also have such assistant officers as the Board of Directors deem necessary, all of whom shall be appointed by the Board of Directors or appointed by an officer or officers authorized by it. The same individual may simultaneously hold more than one office in the Corporation. The officers of the Corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors.

4.2     PRESIDENT. The President shall have:

(a)     General charge and authority over the business of the Corporation, subject to the direction of the Board of Directors;

(b)     Authority to preside at all meetings of the shareholders and of the Board of Directors;

(c)     Authority acting alone, except as otherwise directed by the Board of Directors, to sign and deliver any document on behalf of the Corporation, including, without limitation, any deed conveying title to any real estate owned by the Corporation and any contract for the sale or other disposition of any such real estate, and;

(d)     Such other powers and duties as the Board of Directors may assign.

4.3     VICE PRESIDENT. The Vice President, or if there be more than one Vice President, the Vice Presidents in the order of their seniority by designation (or, if not designated, in the order of their seniority of election), shall perform the duties of the President in his absence. The Vice Presidents shall have such other powers and duties as the Board of Directors or the President may assign.

4.4     SECRETARY. The Secretary shall:

(a)     Issue notices of all meetings for which notice is required to be given;

(b)     Have responsibility for preparing minutes of the directors' and shareholders' meetings and for authenticating records of the Corporation;

(c)     Have charge of the corporate record books; and

(d)     Have such other duties and powers as the Board of Directors or the President may assign.

4.5     TREASURER. The Treasurer shall:

(a)     Keep adequate and correct accounts of the Corporation's affairs and transactions, and

(b)     Have such other duties and powers as the Board of Directors or the President may assign.

4.6     OTHER OFFICERS. Other officers and agents of the Corporation shall have such authority and perform such duties in the management of the Corporation as the Board of Directors or the President may assign.

ARTICLE 5

MISCELLANEOUS

5.1     STOCK CERTIFICATES. A stock certificate, signed by the President or a Vice President, and the Treasurer or Secretary, may be issued to each shareholder certifying the number of shares owned by the shareholder in the Corporation. The Corporation shall maintain a record of such stock certificate's serial number and date of issue and such shareholder's name.

5.2     LOST CERTIFICATES. A new stock certificate may be issued to replace any certificate previously issued by the Corporation and alleged to have been lost, stolen or destroyed. The Board of Directors may require the owner of the lost, stolen or destroyed certificate, or his legal representative(s), to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such replacement certificate. The Corporation shall maintain a record of the serial number, date of issue and the name of the recorded owner of the lost, stolen or destroyed certificate.

5.3     TRANSFER OF SHARES. The shares of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the shares and transfer books and ledgers, or to such other person as the directors may designate, by whom they shall be canceled and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

5.4     SHAREHOLDER RECORD DATE. In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days before any other action. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjournment meeting.

5.5     DIVIDENDS. Subject to the provisions of the Articles of Incorporation, the Board of Directors may, out of funds legally available therefor, at any regular or special meeting, declare dividends upon the capital stock of the Corporation as and when it deems expedient. Before declaring any dividend, there may be set apart out of corporate funds available for dividends, such sum or sums as the directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of the Corporation.

5.6     SEAL. The Corporation may have more than one corporate seal. The Board of Directors shall determine the form of any corporate seals. A corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

5.7     FISCAL YEAR. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

5.8     CHECKS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

5.9     NOTICE AND WAIVER OF NOTICE. Whenever any notice is required by these Bylaws to be given, personal notice is not meant unless expressly stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage paid, addressed to the person entitled thereto at his address as it appears on the records of the Corporation and such notice shall be deemed to have been given on the day of such mailing. Shareholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by statute.

Whenever any notice whatsoever is required to be given under the provisions of any law, or under the provisions of the Articles of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to receive notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE 6

AMENDMENTS

These bylaws may be amended or repealed and additional by-laws may be adopted at any annual meeting of the shareholders or at any special meeting thereof if notice of the proposed amendment, repeal or adoption of bylaws be contained in the notice of such special meeting, by the affirmative vote of the holders of a majority of the shares issued and outstanding and entitled to vote thereat.

Bylaws may be amended, repealed or adopted from time to time by resolution of the Board of Directors, provided, however, any bylaw so amended, repealed or adopted by the Board of Directors may be amended or repealed by the affirmative vote of the holders of a majority of the shares of stock of the Corporation issued and outstanding and entitled to vote at any regular or special meeting of shareholders, provided, however, that the Board of Directors shall have no power to change the quorum for meetings of shareholders or of the Board of Directors, or to change any provisions of the bylaws with respect to the removal of directors or the filling of vacancies in the Board resulting from the removal by the shareholders. If any bylaws regulating an impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of the shareholders for the election of directors, the bylaw so adopted, amended or repealed, together with a concise statement of the changes made.

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